Exhibit 10(c)

EXECUTION VERSION

U.S. $200,000,000
CREDIT AGREEMENT
Dated as of August 2, 2007

Among

ENTERGY GULF STATES, INC.
as Borrower

THE BANKS NAMED HEREIN
as Banks

CITIBANK, N.A.
as Administrative Agent

and

the LC Issuing Banks
from time to time parties hereto

ABN AMRO BANK N.V.

and

JPMORGAN CHASE BANK, N.A.
Co-Lead Arrangers & Book Managers

BNP PARIBAS

and

THE ROYAL BANK OF SCOTLAND PLC
Co-Syndication Agents

CREDIT AGREEMENT

Dated as of August 2, 2007

ENTERGY GULF STATES, INC., a Texas corporation (together with its successors and permitted assigns hereunder, the "Borrower"), the banks (the "Banks") listed on the signature pages hereof and Citibank, N.A. ("Citibank"), as administrative agent (the "Administrative Agent") for the Lenders (as defined below) hereunder, and the LC Issuing Banks (as defined below) parties hereto from time to time, agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of Advance.

"Additional Lender" has the meaning specified in Section 2.05(b)(i).

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

"Agreement" means this Credit Agreement, as amended, supplemented or modified from time to time.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance

"Applicable Margin" means, (i) for any Base Rate Advance, the Base Rate Margin interest rate per annum plus, on any date the Utilization Percentage exceeds 50%, the Utilization Fee interest rate per annum, in each case, set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4, Level 5 and Level 6, and (ii) for any Eurodollar Rate Advance, the Eurodollar Margin interest rate per annum set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4, Level 5 and Level 6 plus. on any date the Utilization Percentage exceeds 50%, the Utilization Fee interest rate per annum, in each case, set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4, Level 5 and Level 6 and, in all cases described by clauses (i) and (ii), determined by reference to the Senior Debt Rating.

	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6
S&P Moody's	Senior Debt Rating at least A or A2	Senior Debt Rating Less than Level 1 but at least A- or A3	Senior Debt Rating Less than Level 2 but at least BBB+ or Baa1	Senior Debt Rating Less than Level 3 but at least BBB or Baa2	Senior Debt Rating Less than Level 4 but at least BBB- or Baa3	Senior Debt Rating below BBB- and Baa3*
Interest Rate Per Annum
Eurodollar Margin	0.100%	0.190%	0.280%	0.360%	0.425%	0.525%
Base Rate Margin	0.000%	0.000%	0.000%	0.000%	0.000%	0.500%
Utilization Fee	0.050%	0.050%	0.050%	0.050%	0.050%	0.100%

                                            *or unrated

  Any change in the Applicable Margin will be effective as of the date on which S&P or Moody's, as the case may be, announces the applicable change in any rating assigned to the Borrower's senior unsecured long-term debt.

  "Approved Fund" means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee of that Lender, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

  "Assumption Assets" means the assets on Entergy GSL's balance sheet that reflect the Assumed Debt.

  "Assumed Debt" means indebtedness of the Initial Borrower assumed by Entergy Texas in connection with the Reorganization and Assumption (as further described in the FERC Application), which indebtedness will remain on the books of Entergy GSL under generally accepted accounting principles.

  "Assumption Agreement" means an assumption agreement entered into by Entergy GSL, Entergy Texas and the Administrative Agent in substantially the form of Exhibit G hereto.

  "Base Rate" means, for any period, a fluctuating interest rate per annum at all times equal to the higher of:

  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

  1/2 of 1% per annum above the Federal Funds Rate in effect from time to time.

  "Base Rate Advance" means an Advance that bears interest as provided in Section 2.07(a).

  "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.09 or 2.10.

  "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

  "Capitalization" means, as of any date of determination, with respect to the Borrower and its subsidiaries determined on a consolidated basis, an amount equal to the sum of (i) the total principal amount of all Debt of the Borrower and its subsidiaries outstanding on such date, (ii) Consolidated Net Worth as of such date and (iii) to the extent not otherwise included in Capitalization, all preferred stock and other preferred securities of the Borrower and its subsidiaries, including preferred or preference securities issued by any subsidiary trust, outstanding on such date.

  "Cash Collateral Account" has the meaning assigned to that term in Section 6.03.

  "Charter Documents" means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (i) the articles of organization, certificate of incorporation, constitution or certificate of formation of such Person and (ii) the bylaws or operating agreement of such Person,

  "Commitment" has the meaning specified in Section 2.01.

  "Common Equity" shall mean the stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests) that have ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable, provided that Preferred Equity, even if it has such ordinary voting power, shall not be Common Equity.

  "Consolidated Net Worth" means the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its subsidiaries appearing on a consolidated balance sheet of the Borrower and its subsidiaries prepared as of the date of determination in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of subsidiaries.

  "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.09 or 2.10.

  "Debt" of any Person means (without duplication) all liabilities, obligations and indebtedness (whether contingent or otherwise) of such Person (i) for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, (ii) to pay the deferred purchase price of property or services (other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due), (iii) as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business), (v) under any Guaranty Obligations and (vi)  in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

  "Delivery Date" has the meaning assigned to that term in Section 8.06(c).

  "Disaster Recovery Costs" means costs, approved by the applicable governmental authority regulating public utilities, relating to reconstruction and restoration of service after a Natural Disaster, including associated carrying costs, costs to fund and finance any storm reserves, and issuance and/or financing costs.

  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

  "Eligible Securitization Bonds" means securities, however denominated, that are issued by any direct or indirect subsidiary of the Borrower or any other Person under which recourse is limited to assets that are primarily rights to collect charges that are authorized by law (including, without limitation, pursuant to any order of any governmental authority authorized by law to regulate public utilities) to be invoiced to customers of the Borrower, where the proceeds of such securities are used to finance (i) Stranded Costs, (ii) Disaster Recovery Costs, (iii) a capital contribution to the Borrower, which capital contribution is calculated in relation to the amount of the Borrower's Disaster Recovery Costs, and (iv) in all cases, any issuance and/or financing costs for such securities, any related reserves or overcollateralization accounts and other costs related to supporting, servicing, repaying and retiring such securities.

  "Entergy GSL" means Entergy Gulf States Louisiana, L.L.C. a Louisiana limited liability company, or its successors and permitted assigns, which as of the date hereof, is contemplated to be formed as part of the Reorganization and Assumption.

  "Entergy Louisiana" means Entergy Louisiana, LLC, a Texas limited liability company, or its successors and permitted assigns.

  "Entergy Texas" means Entergy Texas, Inc., a Texas corporation, or its successors and permitted assigns, which as of the date hereof, is contemplated to be formed as part of the Reorganization and Assumption.

  "Environmental Laws" means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

  "ERISA Affiliate" of a Person or entity means any trade or business (whether or not incorporated) that is a member of a group of which such Person or entity is a member and that is under common control with such Person or entity within the meaning of Section 414 of the Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder, each as amended or modified from time to time.

  "ERISA Plan" means an employee benefit plan maintained for employees of any Person or any ERISA Affiliate of such Person subject to Title IV of ERISA.

  "ERISA Termination Event" means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to PBGC), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan during a plan year in which the Borrower or any of its ERISA Affiliates was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan by the PBGC or to appoint a trustee to administer any ERISA Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer any ERISA Plan.

  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

  "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance made as part of such Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

  "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.07(b).

  "Eurodollar Rate Reserve Percentage" of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

  "Events of Default" has the meaning specified in Section 6.01.

  "Extension of Credit" means (i) the disbursement of the proceeds of any Borrowing and (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder.

  "Extension Notice Date" has the meaning specified in Section 2.18(a).

  "Facility Fee" is defined in Section 2.04(a).

  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

  "Fee Letter" means that certain letter agreement, dated as of June 26, 2007, among the Borrower, Entergy Corporation, Entergy Louisiana and Citigroup Global Markets Inc., as amended, modified and supplemented from time to time.

  "FERC Application" means the Application of the Initial Borrower and certain of its Affiliates filed with the Federal Energy Regulatory Commission on March 13, 2007.

  "FERC Authorization" means the authorization of the Federal Energy Regulatory Commission in docket number ES06-23-000 granted to the Borrower dated as of February 28, 2006 and effective as of March 1, 2006.

  "Foreign Lender" means any Lender or LC Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

  "Fronting Commitment", for any LC Issuing Bank, means the amount as agreed in writing from time to time between such LC Issuing Bank and the Borrower.

  "Granting Lender" has the meaning specified in Section 8.07(g).

  "Guaranty Obligations" means (i) direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any Person and (ii) other guaranty or similar obligations in respect of the financial obligations of others, including, without limitation, Support Obligations.

  "Hurricane Recovery Costs" means costs and expenses relating to expenditures authorized by a governmental body or regulatory body for relief and reconstruction relating to the impact of a hurricane.

  "Hybrid Securities" means (i) debt or preferred or preference equity securities (however designated or denominated) of the Borrower or any of its subsidiaries that are mandatorily convertible into Common Equity or Preferred Equity of the Borrower or any of its subsidiaries, provided that such securities do not constitute Mandatorily Redeemable Stock, (ii) securities of the Borrower or any of its subsidiaries that (A) are afforded equity treatment (whether full or partial) by S&P or Moody's at the time of issuance, and (B) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Termination Date, (iii) any other securities (however designated or denominated), that are (A) issued by the Borrower or any of its subsidiaries, (B) not subject to mandatory redemption or mandatory prepayment, and (C) together with any guaranty thereof, subordinate in right of payment to the unsecured and unsubordinated indebtedness (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary terms) of the issuer of such securities or guaranty and (iv) QUIPS.

  "Initial Borrower" means Entergy Gulf States, Inc.

  "Interest Period" means, for each Advance made as part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months (or any other period acceptable to all the Lenders) in the case of a Eurodollar Rate Advance, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

    the Borrower may not select any Interest Period that ends after the then-scheduled Termination Date with respect to the Commitments of all the Lenders;

    Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration; and

    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

  "Interim Period" has the meaning assigned to that term in Section 2.01.

  "LC Fee" is defined in Section 2.04(b).

  "LC Issuing Bank" means each consenting Lender or Affiliate thereof that may be appointed from time to time by the Borrower to issue Letters of Credit under this Agreement and that is reasonably acceptable to the Administrative Agent.

  "LC Outstandings" means, on any date of determination, the sum of the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the LC Issuing Banks under Letters of Credit.

  "LC Payment Notice" is defined in Section 2.03(d).

  "Lenders" means the Banks listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Section 8.07.

  "Letter of Credit" means letters of credit issued by an LC Issuing Bank pursuant to Section 2.03.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

  "Majority Lenders" means at any time Lenders to which are owed more than 50% of the then aggregate unpaid principal amount of the Advances and participation obligations with respect to the LC Outstandings, or, if there are no Outstanding Credits, Lenders having more than 50% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.02), provided, that for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or participation obligations with respect to the LC Outstandings or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances or participation obligations with respect to the LC Outstandings or the total Commitments.

  "Mandatorily Redeemable Stock" shall mean, with respect to any Person, such Person's Common Equity or Preferred Equity to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Debt or other liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person, or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (ii) presently convertible into Mandatorily Redeemable Stock.

  "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

  "Natural Disaster" means a named tropical storm or hurricane, ice or snow storm, flood or other significant weather or natural disaster.

  "Non-Consenting Lender" has the meaning specified in Section 2.18(d).

  "Non-Recourse Debt" means any Debt of any subsidiary of the Borrower that does not constitute Debt of the Borrower or any Significant Subsidiary.

  "Notice of Borrowing" has the meaning specified in Section 2.02(a).

  "Notice of Conversion" has the meaning specified in Section 2.10(a).

  "OECD" means the Organization for Economic Cooperation and Development.

  "Outstanding Credits" means, on any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Borrowings outstanding on such date plus (ii) the LC Outstandings on such date, in each case, after giving effect to all repayments and prepayments of Advances and Reimbursement Amounts and all reductions in the LC Outstandings on such date.

  "Patriot Act" means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

  "Percentage" means, for any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such day by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%.

  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

  "Post-Reorganization Borrowers" means, collectively, Entergy GSL and Entergy Texas.

  "Preferred Equity" shall mean any stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to Common Equity.

  "QUIPS" means, on any date of determination, all outstanding preferred stock and other preferred securities of the Borrower and its subsidiaries, including preferred securities issued by any subsidiary trust.

  "Reference Banks" means Citibank, ABN AMRO Bank N.V., BNP Paribas, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc.

  "Register" has the meaning specified in Section 8.07(b).

  "Reimbursement Amount" has the meaning specified in Section 2.03(c).

  "Reorganization and Assumption" means (i) as further described in the Initial Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, the jurisdictional separation of the Initial Borrower into Entergy GSL (with Entergy GSL being the surviving Person in the merger of the Initial Borrower into a Louisiana limited liability company) and Entergy Texas and (ii) as further described in the FERC Application, the assumption of the Assumed Debt by Entergy Texas.

  "Reorganization and Assumption Date" means the date on which the Reorganization and Assumption is completed.

  "Reportable Event" has the meaning assigned to that term in Title IV of ERISA.

  "Request for Issuance" means a request made pursuant to Section 2.03(a) in the form of Exhibit A-3.

  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

  "SEC" means the United States Securities and Exchange Commission.

  "Senior Debt Rating" means the higher of the ratings assigned by Moody's or S&P to the Borrower's senior unsecured long-term debt. Notwithstanding the foregoing, if the ratings described above differ by more than one level or "notch", the Senior Debt Rating will be deemed to be the rating one level or "notch" above the lower of the two ratings described above.

  "Significant Subsidiary" means any subsidiary of the Borrower: (i) the total assets (after intercompany eliminations) of which exceed 5% of the total assets of the Borrower and its subsidiaries or (ii) the net worth of which exceeds 5% of the Consolidated Net Worth of the Borrower and its subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of the Borrower and its subsidiaries. "SPC" has the meaning specified in Section 8.07(g).

  "Stranded Costs" means lost revenues of the Borrower arising from prudently incurred, verifiable and non-mitigable electric generation-related costs that become unrecoverable due to restructuring and retail competition.

  "Support Obligations" means any financial obligation, contingent or otherwise, of any Person guaranteeing or otherwise supporting any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) to provide equity capital under or in respect of equity subscription arrangements so as to assure any Person with respect to the payment of such Debt or the performance of such obligation, or (v) to provide financial support for the performance of, or to arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations (including, without limitation, guaranties of payments under power purchase or other similar arrangements) of the primary obligor.

  "Termination Date" means the earlier to occur of (i) August 2, 2012, or, as to any Lender, such later date that may be established for such Lender pursuant to Section 2.18, and (ii) date of termination in whole of the Commitments and each LC Issuing Bank's obligation to issue Letters of Credit pursuant to Section 2.05 or Section 6.02 hereof.

  "Utilization Percentage" means, as of any time for the determination thereof, the percentage obtained by dividing the aggregate Outstanding Credits by the aggregate Commitments then in effect.

SECTION 1.02. Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

SECTION 1.03. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof.

ARTICLE II
AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

SECTION 2.01. The Commitments.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower and to participate in the reimbursement obligations of the Borrower in respect of Letters of Credit from time to time on any Business Day during the period from the date hereof until the Termination Date with respect to the Commitment of such Lender in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender's name on Schedule II hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(b), as such amount may be reduced pursuant to Section 2.05 (such Lender's "Commitment"). Each Borrowing shall be in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof and shall consist of Advances of the same Type and, in the case of Eurodollar Rate Advances, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.01; provided, however, that at no time may the Outstanding Credits exceed the aggregate amount of the Commitments. Notwithstanding the foregoing, as of and from the Reorganization and Assumption Date until the Delivery Date (the "Interim Period"), Entergy GSL may utilize no more than one-half (50.0%) of the aggregate amount of the Commitments in effect immediately prior to the Reorganization and Assumption Date (such that each Lender's Commitment during the Interim Period may be utilized only to the extent of one-half (50.0%) of such Lender's Commitment in effect immediately prior to the Reorganization and Assumption Date); provided, further, that at no time during the Interim Period may the Outstanding Credits for which Entergy GSL is liable under this Agreement (as amended by the Assumption Agreement) exceed one-half (50.0%) of the aggregate amount of the Commitments; provided, further, that during the Interim Period, Entergy Texas shall not be permitted to make any Borrowings.

SECTION 2.02. Making the Advances.

(a) Each Borrowing shall be made on notice, given (i) in the case of a Borrowing comprising Eurodollar Rate Advances, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, and (ii) in the case of a Borrowing comprising Base Rate Advances, not later than 11:00 A.M. (New York City time) on the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a "Notice of Borrowing") shall be transmitted by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit A-1 hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing, (D) wire instructions of the Borrower, and (E) in the case of a Borrowing comprising Eurodollar Rate Advances, initial Interest Period for such Advances. Each Lender shall, before (x) 12:00 noon (New York City time) on the date of any Borrowing comprising Eurodollar Rate Advances, and (y) 1:00 P.M. (New York City time) on the date of any Borrowing comprising Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Notice of Borrowing requesting Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower (following the Administrative Agent's demand on such Lender for the corresponding amount) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

(d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Letters of Credit.

(a) Subject to the terms and conditions hereof, each LC Issuing Bank agrees to issue Letters of Credit from time to time for the account of the Borrower (or to extend the stated maturity thereof or to amend or modify the terms thereof), in an aggregate stated amount not exceeding such LC Issuing Bank's Fronting Commitment, on not less than two Business Days' prior notice thereof by delivery of a Request for Issuance to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the applicable LC Issuing Bank. Each Request for Issuance shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than five Business Days prior to the then-scheduled Termination Date), (ii) the proposed stated amount of such Letter of Credit (which shall not be less than $100,000), (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the applicable LC Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.

(b) No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, the Outstanding Credits would exceed the total Commitments scheduled to be in effect until the Termination Date; provided, however, that during the Interim Period, no Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, the Outstanding Credits for which Entergy GSL is liable under this Agreement (as amended by the Assumption Agreement) would exceed one-half (50.0%) of the total Commitments scheduled to be in effect during the Interim Period; provided, further, that during the Interim Period, Entergy Texas shall not be permitted to request the issuance of a Letter of Credit for its account (or to extend the stated maturity of any existing Letters of Credit issued for its account or to amend or modify the terms of any existing Letters of Credit issued for its account).

(c) The Borrower hereby agrees to pay to the Administrative Agent for the account of the applicable LC Issuing Bank and, if they shall have purchased participations in the reimbursement obligations of the Borrower pursuant to subsection (d) below, the Lenders, on demand made by the applicable LC Issuing Bank to the Borrower, on and after each date on which the applicable LC Issuing Bank shall pay any amount under any Letter of Credit issued by such LC Issuing Bank, a sum equal to the amount so paid (the "Reimbursement Amount") plus interest on the Reimbursement Amount from the date so paid by such LC Issuing Bank until repayment to such LC Issuing Bank in full at a fluctuating interest rate per annum equal to the interest rate applicable to Base Rate Advances plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%. The Borrower may satisfy its obligation hereunder to repay the Reimbursement Amount by requesting a Borrowing under Section 2.02 in the amount of such Reimbursement Amount, and the proceeds of such Borrowing may be applied to satisfy the Borrower's obligations to the applicable LC Issuing Bank or the Lenders, as the case may be.

(d) If any LC Issuing Bank shall not have been reimbursed in full for any payment made by such LC Issuing Bank under a Letter of Credit issued by such LC Issuing Bank on the date of such payment, such LC Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an "LC Payment Notice") no later than 12:00 noon on the Business Day immediately succeeding the date of such payment by such LC Issuing Bank. Each Lender severally agrees to purchase a participation in the reimbursement obligation of the Borrower to each LC Issuing Bank by paying to the Administrative Agent for the account of the applicable LC Issuing Bank an amount equal to such Lender's Percentage of such unreimbursed amount paid by such LC Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of the payment by the applicable LC Issuing Bank to the date of payment to such LC Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. on the later to occur of (i) the Business Day immediately following the date of such payment by the applicable LC Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from the applicable LC Issuing Bank. Each Lender's obligation to make each such payment to the Administrative Agent for the account of any LC Issuing Bank shall be several and shall not be affected by the occurrence or continuance of an Event of Default or the failure of any other Lender to make any payment under this Section 2.03(d). Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) The failure of any Lender to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (d) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a "Non-Performing Lender") shall fail to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (d) above within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, the applicable LC Issuing Bank shall be deemed, for purposes of Section 8.01 and Article VI hereof, to be a Lender owed a Borrowing in an amount equal to the outstanding principal amount due and payable by such Non-Performing Lender to the Administrative Agent for the account of such LC Issuing Bank pursuant to subsection (d) above. Any Non-Performing Lender and the Borrower (without waiving any claim against such Lender for such Lender's failure to purchase a participation in the reimbursement obligations of the Borrower under subsection (d) above) severally agree to pay to the Administrative Agent for the account of the applicable LC Issuing Bank forthwith on demand such amount, together with interest thereon for each day from the date such Lender would have purchased its participation had it complied with the requirements of subsection (d) above until the date such amount is paid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to Base Rate Advances and (ii) in the case of such Lender, the Federal Funds Rate.

(f) The payment obligations of each Lender under Section 2.03(d) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit by any LC Issuing Bank shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the applicable LC Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit reasonably proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by the applicable LC Issuing Bank under the Letter of Credit issued by such LC Issuing Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g) The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the LC Issuing Banks, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit. Notwithstanding any provision to the contrary contained in this Agreement, the Borrower and each Lender shall have the right to bring suit against any LC Issuing Bank, and such LC Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such LC Issuing Bank's willful misconduct or gross negligence, including, in the case of the Borrower, such LC Issuing Bank's willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each LC Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Issuing Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any LC Issuing Bank's willful misconduct or gross negligence.

(h) Any LC Issuing Bank may resign at any time by giving written notice thereof to the Administrative Agent, Lenders, the other LC Issuing Banks (if any) and the Borrower, provided that (i) there are no LC Outstandings with respect to such LC Issuing Bank at such time and (ii) unless the Borrower shall have agreed otherwise, another Lender or Affiliate thereof reasonably acceptable to the Borrower has agreed to serve as an LC Issuing Bank with a Fronting Commitment in an amount at least equal to the Fronting Commitment of the resigning LC Issuing Bank. Upon any such resignation, the resigning LC Issuing Bank shall be discharged from its duties and obligations as an LC Issuing Bank under this Agreement.

SECTION 2.04. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the "Facility Fee") on the average daily amount of such Lender's Commitment from the date hereof in the case of each Bank, and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, in the case of each other Lender, until the earlier to occur of the Termination Date with respect to the Commitment of such Lender and, in the case of the termination in whole of a Lender's Commitment pursuant to Section 2.05, the date of such termination, payable on the last day of each March, June, September and December during such period, and on the Termination Date with respect to the Commitment of such Lender at the rate per annum set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4 and Level 5, determined by reference to the Senior Debt Rating:

	Level 1	Level 2	Level 3	Level 4	Level 5	Level 6
S&P Moody's	Senior Debt Rating at least A or A2	Senior Debt Rating Less than Level 1 but at least A - or A3	Senior Debt Rating Less than Level 2 but at least BBB+ or Baa1	Senior Debt Rating Less than Level 3 but at least BBB or Baa2	Senior Debt Rating Less than Level 4 but at least BBB- or Baa3	Senior Debt Rating below BBB-* and Baa3*
Rate Per Annum
Facility Fee	0.050%	0.060%	0.070%	0.090%	0.125%	0.175%

                                                                                                                                                                                                                            *or unrated

Any change in the Facility Fee will be effective as of the date on which S&P or Moody's, as the case may be, announces the applicable change in any Senior Debt Rating.

(b) The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the "LC Fee") on the average daily amount of the sum of the undrawn stated amounts of all Letters of Credit outstanding on each such day, from the date hereof in the case of each Bank, and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, in the case of each other Lender, until the later to occur of the Termination Date with respect to the Commitment of such Lender and the date on which no Letters of Credit are outstanding, payable on the last day of each March, June, September and December during such period and such later date, at a rate equal at all times to the Applicable Margin in effect from time to time for Eurodollar Rate Advances. In addition, the Borrower shall pay to the LC Issuing Banks such fees for the issuance and maintenance of Letters of Credit and for drawings thereunder as may be separately agreed between the Borrower and the LC Issuing Banks.

SECTION 2.05. Reduction of the Commitments.

The Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof. Once terminated, a Commitment may not be reinstated.

SECTION 2.06. Repayment of Advances.

(a) The Borrower shall repay the principal amount of each Advance made by each Lender and as Converted from time to time on the Termination Date with respect to such Lender.

(b) If at any time the aggregate principal amount of Outstanding Credits shall exceed the Commitments, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the Outstanding Credits will not exceed the Commitments. Without limiting the foregoing, during the Interim Period, if at any time the aggregate principal amount of Outstanding Credits that a Borrower is liable for under this Agreement (as amended by the Assumption Agreement) shall exceed one-half (50.0%) of the Commitments, such Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the Outstanding Credits that such Borrower is liable for under this Agreement (as amended by the Assumption Agreement) will not exceed one-half (50.0%) of the Commitments.

SECTION 2.07. Interest on Advances.

The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin for such Base Rate Advance in effect from time to time, payable quarterly on the last day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full.

(b) Eurodollar Rate Advances. Subject to Section 2.08, if such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Eurodollar Rate Advance in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Advance and on the date such Eurodollar Rate Advance shall be Converted or paid in full and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.

SECTION 2.08. Additional Interest on Eurodollar Rate Advances.

The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09. Interest Rate Determination.

(a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.07(b).

(c) If fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make, or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.10. Conversion of Advances.

(a) Voluntary. The Borrower may, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, on any Business Day, Convert all Advances of one Type made in connection with the same Borrowing into Advances of another Type; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such Conversion. Each such notice of a Conversion (a "Notice of Conversion") shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit A-2 hereto, specifying therein (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

(b) Mandatory. If a Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Borrowing comprising Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and Section 2.10(a), or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Advances upon Conversion shall not occur as a result of the circumstances described in paragraph (c) below, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(c) Failure to Convert. Each notice of Conversion given pursuant to subsection (a) above shall be irrevocable and binding on the Borrower. In the case of any Borrowing that is to comprise Eurodollar Rate Advances upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender if, as a result of the failure of the Borrower to satisfy any condition to such Conversion (including, without limitation, the occurrence of any Event of Default, or any event that would constitute an Event of Default with notice or lapse of time or both), such Conversion does not occur. The Borrower's obligations under this subsection (c) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and the termination of the Commitments.

SECTION 2.11. Prepayments.

The Borrower may, upon notice received by the Administrative Agent prior to 11:00 A.M. (New York City time) on any Business Day, with respect to Base Rate Advances, and upon at least two Business Days' notice to the Administrative Agent, with respect to Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or any integral multiple of $100,000 in excess thereof and (ii) in the case of any such prepayment of an Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such prepayment.

SECTION 2.12. Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or LC Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or LC Issuing Bank or any corporation controlling such Lender or LC Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender's or LC Issuing Bank's commitment to lend hereunder and other commitments of this type (including such Lender's or LC Issuing Bank's commitment to lend hereunder) or the Advances, then, upon demand by such Lender or LC Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or LC Issuing Bank, from time to time as specified by such Lender or LC Issuing Bank, additional amounts sufficient to compensate such Lender or LC Issuing Bank or such corporation in the light of such circumstances, to the extent that such Lender or LC Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender's or LC Issuing Bank's commitment to lend hereunder or the Advances made by such Lender or LC Issuing Bank. A certificate in reasonable detail as to such amounts submitted to the Borrower and the Administrative Agent by such Lender or LC Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.13. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of, any change in or any change in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.10.

SECTION 2.14. Payments and Computations.

(a) The Borrower shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in United States dollars to the Administrative Agent without defense, setoff or counterclaim at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Facility Fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.04, 2.08, 2.12, 2.15 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or LC Issuing Bank to such Lender for the account of its Applicable Lending Office or to any LC Issuing Bank, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(b), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time to the extent permitted by law against any or all of the Borrower's accounts with such Lender any amount so due.

(c) All computations of interest based on clause (i) of the definition of "Base Rate" shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the LC Fee, the Federal Funds Rate or clause (ii) of the definition of "Base Rate" and of Facility Fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Facility Fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.08, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Facility Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Notwithstanding anything to the contrary contained herein, any Advance or other amount payable by the Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise), and all Advances at any time an Event of Default shall have occurred and be continuing, shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times, in the case of each Advance, to the applicable interest rate in effect from time to time for such Advance plus 2% per annum, and, in the case of other amounts, to the Base Rate plus the Applicable Margin for Base Rate Advances plus 2% per annum, payable in each case upon demand.

SECTION 2.15. Taxes.

(a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, such LC Issuing Bank and the Administrative Agent, net income taxes and franchise taxes imposed in lieu of net income taxes on it by the jurisdiction under the laws of which such Lender, such LC Issuing Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, net income taxes and franchise taxes imposed on it in lieu of net income taxes by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased (unless and to the extent that (x) the Borrower is required to deduct such Taxes because any Lender fails to comply with subsection (d) below or (y) such Taxes are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent such Lender's assignor, if any, was entitled at the time of assignment, to receive additional amounts from the Borrower pursuant to this Section 2.15(a)) as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender, such LC Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent a certified copy of the original receipt received by the Borrower showing payment thereof.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

(c) The Borrower will indemnify each Lender, each LC Issuing Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender, such LC Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such LC Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and the Lenders or LC Issuing Banks in question or the Administrative Agent (as the case may be) will, following notice from, and at the expense of, the Borrower, take such actions as the Borrower may reasonably request to preserve the Borrower's rights to contest such Taxes or Other Taxes, and, within 60 days following receipt of any refund of amounts with respect to Taxes or Other Taxes for which such Lenders, such LC Issuing Banks or the Administrative Agent were previously indemnified under this Section 2.15, pay to the Borrower such refunded amounts (including any interest paid by the relevant taxing authority with respect to such amounts) to the extent of the indemnity payments made by the Borrower; provided, however, that the Borrower agrees to repay the amount paid over to the Borrower if such Lender, such LC Issuing Bank or the Administrative Agent is required to repay such refund.

(d) Prior to the date of the initial Borrowing in the case of each Bank, prior to the date of the initial issuance of any Letter of Credit, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if reasonably requested by the Borrower, an LC Issuing Bank or the Administrative Agent in writing, each Lender and each LC Issuing Bank that is a Foreign Lender shall provide the Administrative Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender or such LC Issuing Bank is exempt from or eligible for a reduced rate of United States federal withholding taxes with respect to all payments to be made to such Lender hereunder or such LC Issuing Bank. Each LC Issuing Bank and each Lender shall deliver forms pursuant to this Section 2.15(d) showing eligibility for a reduced rate of United States federal withholding tax, rather than a complete exemption therefrom, only as a result of a change in treaty, law or regulation that occurs after the date such Lender or such LC Issuing Bank becomes a party to this Agreement; provided, however, that a Lender whose assignor, if any, was entitled at the time of assignment to a reduced rate of United States federal withholding tax, rather than a complete exemption therefrom, as a result of a change in treaty, law or regulation that occurred after the date such assignor became a party to this Agreement shall be entitled to deliver a form showing eligibility for a reduced rate of United States federal withholding tax to the extent that such assignor was so entitled. If for any reason during the term of this Agreement, any Lender or any LC Issuing Bank becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender or such LC Issuing Bank shall notify the Administrative Agent and the Borrower in writing to that effect. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States federal withholding tax, the Borrower or, if the Borrower fails to do so, the Administrative Agent, shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender or any LC Issuing Bank that is a Foreign Lender. Notwithstanding any other provision of this paragraph, no Foreign Lender shall be required to deliver any form that such Foreign Lender is not legally able to deliver.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office, change its Applicable Lending Office to another office of the Lender or take other actions customary or otherwise reasonable under the circumstances if the making of such a change or the taking of such actions would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the sole judgment of such Lender, cause such Lender to suffer economic, legal or regulator disadvantage. Nothing in this subsection 2.15(e) shall postpone any of the obligations of the Borrower pursuant to Section 2.15.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder.

SECTION 2.16. Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(c), 2.08, 2.12, 2.15 or 8.04(b)) or, on account of the Borrower's reimbursement obligations in respect of LC Outstandings in excess of its ratable share of payments on account of the Advances or on account of such reimbursement obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them and such reimbursement obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

(c) The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

(d) Any Lender may request that its Advances be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender and in a form acceptable to the Borrower and the Administrative Agent. Thereafter, the Advances evidenced by such note(s) and interest thereon shall at all times (including after any assignment pursuant to Section 8.07) be represented by notes from the Borrower, payable to the order of the payee named therein or any assignee pursuant to Section 8.07, except to the extent that any such Lender or assignee subsequently returns any such notes for cancellation and requests that such Borrowings once again be evidenced as in subsections (a) and (b) above.

SECTION 2.18. Extension of Termination Date.

(a) So long as no Event of Default has occurred and is continuing, the Borrower may, at least 30 and not more than 60 days prior to each anniversary of the date hereof (the "Extension Notice Date"), by delivering a written request to the Administrative Agent (such request being irrevocable), request that each Lender extend for one year the Termination Date with respect to such Lender's Commitment. The Administrative Agent shall, upon its receipt of such request, promptly notify each Lender thereof, and request that each Lender promptly advise the Administrative Agent of its approval or rejection of such request. The Borrower may exercise its right to request an extension of the Termination Date under this Section 2.18 once per year no more than five times.

(b) Upon receipt of such notification from the Administrative Agent, each Lender may (but shall not be required to), in its sole and absolute discretion, agree to extend the Termination Date with respect to its Commitment and any of its outstanding Advances for a period of one year, and shall (should it determine to do so), no earlier than 30 days (but in any event no later than 20 days prior to the applicable Extension Notice Date) following its receipt of such notification, notify the Administrative Agent in writing of its consent to such request. If any Lender shall not so notify the Administrative Agent, such Lender shall be deemed not to have consented to such request. The Administrative Agent shall thereupon notify the Borrower no later than 15 days prior to the applicable Extension Notice Date as to the Lenders, if any, that have consented to such request.

(c) If Lenders holding Commitments aggregating more than 50% of the Commitments then in effect agree to such request, the Commitment of each Lender that consents to such request shall be extended for a period of one year, commencing on the applicable Extension Notice Date; subject, however, to the condition precedent that, on or prior to the date of such extension, the Administrative Agent shall have received the following, each dated such date and in form and substance satisfactory to the Administrative Agent: (i) a certificate of a duly authorized officer of the Borrower to the effect that as of the date of extension of the Termination Date (A) no event has occurred and is continuing, or would result from the extension of the Termination Date, that constitutes an Event of Default or would, with the giving of notice or the lapse of time, or both, constitute an Event of Default and (B) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of extension of the Termination Date, before and after giving effect to such extension, as though made on and as of such date, (ii) certified copies of the resolutions of the Board of Directors of the Borrower authorizing such extension and the performance of this Agreement on and after the date of extension of the Termination Date, and of all documents evidencing other necessary corporate action and governmental and regulatory approvals with respect to this Agreement and such extension of the Termination Date and (iii) an opinion of the counsel of the Borrower, as to such matters related to the foregoing as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request. Subject to subsection (d) below, the Commitment of any Lender electing not to extend (or failing to notify the Administrative Agent in writing of its consent to extend) the Termination Date shall automatically terminate on the then-scheduled Termination Date with respect to the Commitment of such Lender (without regard to any extension by any other Lender).

(d) In the event that any Lender (a "Nonconsenting Lender") shall not consent (or shall be deemed not to have consented) to an extension request of the Borrower made pursuant to subsection (a) above, the Borrower will have the right to substitute other financial institutions reasonably acceptable to the Administrative Agent and the LC Issuing Banks for any Nonconsenting Lender (provided that the other Lenders shall have the right to increase their Commitments ratably according to the amount of their Commitments relative to the other Commitments that are to be extended up to the amount of the Commitment of such Nonconsenting Lender before the Borrower shall be permitted to substitute any other financial institution for such Nonconsenting Lender) by causing any Nonconsenting Lender to assign its Commitment pursuant to Section 8.07 hereof, provided, however, that the parties to any such assignment shall not be required to pay the processing and recordation fee otherwise payable under Section 8.07(a)(iv), and provided, further that such Nonconsenting Lender shall, prior to the effectiveness of any such assignment, be paid in full all amounts due to it hereunder.

(e) Upon the extension of the Termination Date in accordance with this Section 2.18, the Administrative Agent shall deliver to each Lender and LC Issuing Bank a revised Schedule II setting forth the Commitment of each Lender after giving effect to such extension, and such Schedule II shall replace the Schedule II in effect before the extension of the then applicable Termination Date.

(f) In the event that any Lender shall not have consented to a request made by the Borrower under this Section 2.18 to extend the Termination Date, then, on the date of any termination of such Lender's Commitment pursuant to this Section 2.18, the Borrower shall pay or prepay to such Lender the aggregate outstanding principal amount of all Advances of such Lender with respect to such termination of its Commitment, together with accrued interest to the date of such prepayment on the principal amount prepaid and all other fees and other amounts due and payable to such Lender hereunder. In the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse each such Lender in respect thereof pursuant to Section 8.04(b).

ARTICLE III
CONDITIONS OF EXTENSIONS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extensions of Credit.

The obligation of each Lender to make its initial Advance and of each LC Issuing Bank to issue the initial Letter of Credit is subject to the conditions precedent that on or before the date of such Advance:

(a) The Administrative Agent shall have received the following, each dated the same date (except for the financial statements referred to in paragraph (iv) below), in form and substance satisfactory to the Administrative Agent and (except for the notes described in paragraph (i)) with one copy for each Lender and each LC Issuing Bank:

(i) A promissory note payable to the order of each Lender that requests one pursuant to Section 2.17;

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action with respect to this Agreement;

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Charter Documents of the Borrower, in each case in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (if any) required for the due execution, delivery and performance of this Agreement;

(iv) Copies of the consolidated balance sheets of the Borrower and its subsidiaries as of December 31, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its subsidiaries for the fiscal year then ended, and copies of the consolidated financial statements of the Borrower and its subsidiaries as of March 31, 2007, in each case certified by a duly authorized officer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistently applied;

(v) A favorable opinion of counsel for the Borrower, acceptable to the Administrative Agent, substantially in the form of Exhibit C hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request;

(vi) Favorable opinions of (A) special Texas counsel for the Borrower, acceptable to the Administrative Agent, substantially in the form of Exhibit D-1 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request and (B) special New York counsel for the Borrower, acceptable to the Administrative Agent, substantially in the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request;

(vii) A favorable opinion of King & Spalding LLP, special New York counsel for the Administrative Agent, substantially in the form of Exhibit E hereto; and

(viii) All information pertaining to the Borrower required by the Patriot Act and requested by the Administrative Agent or any Lender.

(b) The Administrative Agent shall have received the fees payable pursuant to the Fee Letter.

SECTION 3.02. Conditions Precedent to Each Extension of Credit.

The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and of each LC Issuing Bank to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing:

(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Request for Issuance or Notice of Conversion and the acceptance by the Borrower of any proceeds of a Borrowing or the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit or Conversion, as applicable, such statements are true):

(i) The representations and warranties contained in Section 4.01 (excluding those contained in subsections (e) and (f) thereof with respect to each Extension of Credit requested after the initial Extension of Credit) are correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom or the issuance or amendment of any Letter of Credit in connection therewith, that constitutes an Event of Default or would constitute an Event of Default with notice or lapse of time or both.

(b) The Administrative Agent shall have received such other approvals, opinions or documents with respect to the truth of the foregoing statements (i) and (ii) as any Lender through the Administrative Agent may reasonably request.

(c) Each Letter of Credit shall be in form and substance acceptable to the LC Issuing Bank issuing such Letter of Credit.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a) The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business in each jurisdiction in which the nature of the business conducted or the property owned, operated or leased by it requires such qualification, except where failure to so qualify would not materially adversely affect its condition (financial or otherwise), operations, business, properties, or prospects.

(b) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's organizational powers, have been duly authorized by all necessary organizational action and do not contravene (i) the Borrower's Charter Documents, (ii) law applicable to the Borrower or its properties, or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement, including obtaining any Extensions of Credit under this Agreement, except for the FERC Authorization, which has been duly filed or obtained, and is final and in full force and effect.

(d) This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject, however, to any applicable bankruptcy, reorganization, rearrangement, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e) The consolidated financial statements of the Borrower and its subsidiaries as of December 31, 2006 and for the year ended on such date, as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended on such date, as filed with the SEC, accompanied by an opinion of Deloitte & Touche LLP, and the consolidated financial statements of the Borrower and its subsidiaries as of March 31, 2007 and for the quarterly period ended on such date set forth in the Borrower's Quarterly Report on Form 10-Q for the fiscal quarter ended on such date, as filed with the SEC, copies of each of which have been furnished to each Bank, fairly present (subject, in the case of such statements dated March 31, 2007, to year-end adjustments) the consolidated financial condition of the Borrower and its subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its subsidiaries for the periods ended on such dates, in accordance with generally accepted accounting principles consistently applied. Except as disclosed in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, in the Borrower's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and in the Borrower's Current Reports on Form 8-K filed with SEC on June 29, 2007 and July 13, 2007, since December 31, 2006, there has been no material adverse change in the financial condition or operations of the Borrower.

(f) Except as disclosed in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Borrower's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and in the Borrower's Current Reports on Form 8-K filed with SEC on June 29, 2007 and July 13, 2007, there is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator that, if determined adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), operations, business, properties or prospects of the Borrower or on its ability to perform its obligations under this Agreement, or that purports to affect the legality, validity, binding effect or enforceability of this Agreement. There has been no change in any matter disclosed in such filings that could reasonably be expected to result in such a material adverse effect.

(g) No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and does not reasonably expect to use the proceeds of the Borrowings and the Letters of Credit to purchase or carry margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and not more than 25% of the value of the assets of the Borrower and its subsidiaries subject to the restrictions of Section 5.02(a), (c) or (d) is, on the date hereof, represented by margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(i) The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(j) No ERISA Termination Event has occurred, or is reasonably expected to occur, with respect to any ERISA Plan that may materially and adversely affect the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and its subsidiaries, taken as a whole.

(k) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each ERISA Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Banks, is complete and accurate and fairly presents the funding status of such ERISA Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(l) The Borrower has not incurred, and does not reasonably expect to incur, any withdrawal liability under ERISA to any Multiemployer Plan.

ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants.

So long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a) Keep Books; Corporate Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes; Inspection Rights.

(i) keep proper books of record and account, all in accordance with generally accepted accounting principles;

(ii) except as otherwise permitted by Section 5.02(c), preserve and keep in full force and effect its existence and preserve and keep in full force and effect its licenses, rights and franchises to the extent necessary to carry on its business;

(iii) maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements, in each case to the extent such properties are not obsolete and not necessary to carry on its business;

(iv) comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or its property, except to the extent being contested in good faith by appropriate proceedings, and compliance with ERISA and Environmental Laws;

(v) maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as any Lender, through the Administrative Agent, may reasonably request;

(vi) pay and discharge its obligations and liabilities in the ordinary course of business, except to the extent that such obligations and liabilities are being contested in good faith by appropriate proceedings; and

(vii) from time to time upon reasonable notice, permit or arrange for the Administrative Agent, the LC Issuing Banks, the Lenders and their respective agents and representatives to inspect the records and books of account of the Borrower and its subsidiaries during regular business hours.

(b) Use of Proceeds. The Borrower may use the proceeds of the Borrowings and the Letters of Credit for general corporate or limited liability company (as the case may be) purposes including (i) financing, in part, investments by and capital expenditures of the Borrower and its subsidiaries, (ii) subject to the terms and conditions of this Agreement, repurchases of common equity of the Borrower and/or investments in nonregulated and/or nonutility businesses and (iii) financing working capital requirements of the Borrower and its subsidiaries.

(c) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, (A) consolidated balance sheets of the Borrower and its subsidiaries as of the end of such quarter and (B) consolidated statements of income and retained earnings of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by a duly authorized officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, consistently applied;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its subsidiaries, containing consolidated financial statements for such year certified without qualification by Deloitte & Touche LLP (or such other nationally recognized public accounting firm as the Administrative Agent may approve), and certified by a duly authorized officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, consistently applied;

(iii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower and within 120 days after the end of the fiscal year of the Borrower, a certificate of a duly authorized officer of the Borrower, stating that no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement setting forth details of such Event of Default, as the case may be, and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) as soon as possible and in any event within five days after the Borrower has knowledge of the occurrence of each Event of Default and each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the duly authorized officer of the Borrower setting forth details of such Event of Default or event, as the case may be, and the actions that the Borrower has taken and proposes to take with respect thereto;

(v) as soon as possible and in any event within five days after the Borrower receives notice of the commencement of any litigation against, or any arbitration, administrative, governmental or regulatory proceeding involving, the Borrower or any of its subsidiaries, that, if adversely determined, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and its subsidiaries on a consolidated basis, notice of such litigation describing in reasonable detail the facts and circumstances concerning such litigation and the Borrower's or such subsidiary's proposed actions in connection therewith;

(vi) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securities holders, and copies of all reports and registration statements which the Borrower files with the SEC or any national securities exchange pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended;

(vii) as soon as possible and in any event (A) within 30 days after the Borrower knows or has reason to know that any ERISA Termination Event described in clause (i) of the definition of ERISA Termination Event with respect to any ERISA Plan has occurred and (B) within 10 days after the Borrower knows or has reason to know that any other ERISA Termination Event with respect to any ERISA Plan has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Termination Event and the action, if any, that the Borrower proposes to take with respect thereto;

(viii) promptly and in any event within two Business Days after receipt thereof by the Borrower from the PBGC, copies of each notice received by the Borrower of the PBGC's intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan;

(ix) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan;

(x) promptly and in any event within five Business Days after receipt thereof by the Borrower from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;

(xi) promptly and in any event within five Business Days after Moody's or S&P has changed any rating assigned to the Borrower's senior unsecured long-term debt, notice of such change; and

(xii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its subsidiaries as the Administrative Agent or any LC Issuing Bank or any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 5.02. Negative Covenants.

So long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder, the Borrower will not, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create or suffer to exist any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any of its Significant Subsidiaries), in each case to secure or provide for the payment of Debt, other than: (i) Liens in existence on the date of this Agreement; (ii) Liens for taxes, assessments or governmental charges or levies to the extent not past due, or which are being contested in good faith in appropriate proceedings diligently conducted and for which the Borrower has provided adequate reserves for the payment thereof in accordance with generally accepted accounting principles; (iii) pledges or deposits in the ordinary course of business to secure obligations under worker's compensation laws or similar legislation; (iv) other pledges or deposits in the ordinary course of business (other than for borrowed monies) that, in the aggregate, are not material to the Borrower; (v) purchase money mortgages or other liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (vi) Liens imposed by law such as materialmen's, mechanics', carriers', workers' and repairmen's Liens and other similar Liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted; (vii) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that such Liens, in the aggregate, shall not exceed $25,000,000 at any one time outstanding, (viii) other Liens not otherwise referred to in the foregoing clauses (i) through (vii) above, provided that such Liens, in the aggregate, shall not exceed $50,000,000 at any one time; (ix) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred in the foregoing clauses (i) through (vi) above, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Debt that secured the Lien so extended, renewed or replaced (and any improvements on such property); and (x) Liens on rights or other property purported to be transferred to the issuer of Eligible Securitization Bonds or another entity to secure Eligible Securitization Bonds; provided, further, that no Lien permitted under the foregoing clauses (i) through (x) shall be placed upon any shares of any class of equity security of any Significant Subsidiary unless the obligations of the Borrower to the Lenders hereunder are simultaneously and ratably secured by such Lien pursuant to documentation satisfactory to the Lenders.

(b) Limitation on Debt. Permit the total principal amount of all Debt of the Borrower and its subsidiaries, determined on a consolidated basis and without duplication of liability therefor, at any time to exceed 65% of Capitalization determined as of the last day of the most recently ended fiscal quarter of the Borrower; provided, however, that for purposes of this Section 5.02(b) (i) "Debt" and "Capitalization" shall not include (A) Hybrid Securities, (B) any Debt of any subsidiary of the Borrower that is Non-Recourse Debt and (C) Eligible Securitization Bonds, and (ii) "Capitalization" shall exclude pension and other post-retirement benefits liability adjustments.

(c) Mergers, Etc. Merge with or into or consolidate with or into any other Person, (i) except as contemplated by the Reorganization and Assumption and (ii) except that the Borrower may merge with any other Person, provided that, immediately after giving effect to any such merger, (A) the Borrower is the surviving corporation or (1) the surviving corporation is organized under the laws of one of the states of the United States of America and assumes the Borrower's obligations hereunder in a manner acceptable to the Majority Lenders, and (2) after giving effect to such merger, at least one of the senior unsecured long-term debt ratings of such Person assigned by S&P and Moody's shall be at least BBB- or Baa3 and the other senior unsecured long-term debt rating assigned by such rating agencies shall not be lower than BB+ or Ba1, (B) no event shall have occurred and be continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, and (C) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which would not be permissible with respect to it or its property under this Agreement on the date of such transaction.

(d) Disposition of Assets. (i) Sell, lease, transfer or otherwise dispose of any shares of common equity of any Significant Subsidiary, whether now owned or hereafter acquired by the Borrower, or permit any Significant Subsidiary to do so or (ii) sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions), or permit any Significant Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions), assets representing in the aggregate amount more than 5% (determined at the time of each such transaction) of its Consolidated Net Worth to any entity other than any wholly owned subsidiary of the Borrower other than as contemplated in the Reorganization and Assumption.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

SECTION 6.01. Events of Default.

Each of the following events shall constitute an "Event of Default" hereunder:

(a) The Borrower shall fail to pay any principal of any Advance or any reimbursement obligation in respect of a Letter of Credit when the same becomes due and payable, or shall fail to pay interest thereon or any other amount payable under this Agreement within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made; or

(c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b) or 5.02 or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower shall fail to pay any principal of or premium or interest on any Debt of the Borrower that is outstanding in a principal amount in excess of $50,000,000 in the aggregate (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(e) The occurrence of any event or the existence of any condition under any agreement or instrument relating to any Debt of a Significant Subsidiary that is outstanding in a principal amount in excess of $50,000,000 in the aggregate, which occurrence or event results in the declaration (after the applicable grace period, if any) of such Debt being due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or

(g) Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (i)  An ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall fail to maintain the minimum funding standards required by Section 412 of the Internal Revenue Code of 1986 for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Internal Revenue Code of 1986, or (ii) an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower is, shall have been or will be terminated or the subject of termination proceedings under ERISA, or (iii) the Borrower or any ERISA Affiliate of the Borrower has incurred or will incur a liability to or on account of an ERISA Plan under Section 4062, 4063 or 4064 of ERISA and there shall result from such event either a liability or a material risk of incurring a liability to the PBGC or an ERISA Plan, or (iv) any ERISA Termination Event with respect to an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall have occurred, and in the case of any event described in clauses (i) through (iv), (A) such event (if correctable) shall not have been corrected and (B) the then-present value of such ERISA Plan's vested benefits exceeds the then-current value of assets accumulated in such ERISA Plan by more than the amount of $50,000,000 (or in the case of an ERISA Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

(i) Entergy Corporation shall cease to be the sole holder (directly or indirectly) of the common voting equity of the Borrower.

SECTION 6.02. Remedies.

If any Event of Default shall occur and be continuing, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of each LC Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances and the obligation of each LC Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.03. Cash Collateral Account.

Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Article VI shall affect (i) the obligation of any LC Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that if an Event of Default has occurred and is continuing, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash collateral account (the "Cash Collateral Account") described below equal to the LC Outstandings on such date. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by Citibank for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Administrative Agent, in its sole discretion. The Borrower hereby grants to the Administrative Agent for the benefit of the LC Issuing Banks and the Lenders a Lien in and hereby assigns to the Administrative Agent for the benefit of LC Issuing Banks and the Lenders all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may apply the amounts then on deposit in the Cash Collateral Account, toward the payment in full of any of the LC Outstandings as and when such obligations shall become due and payable. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Administrative Agent will repay and reassign to the Borrower any cash then in the Cash Collateral Account and the Lien of the Administrative Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII
THE AGENT

SECTION 7.01. Authorization and Action.

Each LC Issuing Bank and Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and LC Issuing Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Administrative Agent's Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Citibank and Affiliates.

With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification.

The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then outstanding to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.

SECTION 7.06. Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, which, for so long as no Event of Default has occurred and is continuing, shall be a Lender and shall be approved by the Borrower (with such approval not to be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Majority Lenders and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any other country that is a member of the OECD having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default, and no event that with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

SECTION 7.07. Trust Indenture Act.

In the event that the Administrative Agent or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the "Trust Indenture Act") in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any of the Borrower's obligations hereunder by or on behalf of Citibank in its capacity as Administrative Agent for the benefit of any Lender hereunder (other than Citibank or an Affiliate of Citibank) and that is applied in accordance with the terms hereof shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or the Assumption Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be (i) in the case of any such amendment, waiver or consent relating to the Credit Agreement, in the form of the Assumption Agreement and signed by the Administrative Agent, on behalf of the Lenders and LC Issuing Banks, or (ii) in writing and signed by the Majority Lenders or signed by the Administrative Agent with the consent of the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders or the Administrative Agent with the consent of all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder, (f) amend or waive Section 2.16 or (g) amend this Section 8.01; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the LC Issuing Banks in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the LC Issuing Banks under this Agreement, and provided further, that this Agreement may be amended and restated without the consent of any Lender, any LC Issuing Bank or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender, such LC Issuing Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder or under any Letter of Credit and shall have been paid in full all amounts payable hereunder to such Lender, such LC Issuing Bank or the Administrative Agent, as the case may be.

SECTION 8.02. Notices, Etc.

All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 639 Loyola Avenue, New Orleans, LA 70113, Email: fwillif@entergy.com, Attention: Assistant Treasurer; if to any Bank or LC Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender and if to the Administrative Agent, at its address at Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Syndications, David Foster (Telephone: 302-894-6124, Telecopier: 212-994-0961, Email: david.g.foster@citi.com; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent. Except as otherwise provided in Section 5.01(c), notices and other communications given by the Borrower to the Administrative Agent shall be deemed given to the Lenders.

SECTION 8.03. No Waiver; Remedies.

No failure on the part of any Lender, any LC Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses; Indemnification.

(a) The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, subject, in each case, to the terms of the Fee Letter. Any invoices to the Borrower with respect to the aforementioned expenses shall describe such costs and expenses in reasonable detail. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, counsel fees and expenses of outside counsel and of internal counsel), incurred by the Administrative Agent, the Lenders and the LC Issuing Banks in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of, and the protection of the rights of the Lenders under, this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d), 2.10, 2.11 or 2.13, acceleration of the maturity of the Advances pursuant to Section 6.02, assignment to another Lender upon demand of the Borrower pursuant to Section 8.07(e) for any other reason, the Borrower shall, upon demand by any Lender or any LC Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such LC Issuing Bank any amounts required to compensate such Lender or such LC Issuing Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits upon such Lender's or such LC Issuing Bank's representation to the Borrower that it has made reasonable efforts to mitigate such loss), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Any Lender making a demand pursuant to this Section 8.04(b) shall provide the Borrower with a written certification of the amounts required to be paid to such Lender, showing in reasonable detail the basis for the Lender's determination of such amounts; provided, however, that no Lender shall be required to disclose any confidential or proprietary information in any certification provided pursuant hereto, and the failure of any Lender to provide such certification shall not affect the obligations of the Borrower hereunder.

(c) The Borrower hereby agrees to indemnify and hold each Lender, each LC Issuing Bank, the Administrative Agent and their respective Affiliates and their respective officers, directors, employees and professional advisors (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or which may be claimed against any of them by any Person or entity by reason of or in connection with the execution, delivery or performance of this Agreement or any transaction contemplated hereby, or the use by the Borrower or any of its subsidiaries of the proceeds of any Advance or the use by the Borrower or any beneficiary of any Letter of Credit of such Letter of Credit, except that no Indemnified Person shall be entitled to any indemnification hereunder to the extent that such claims, damages, losses, liabilities, costs or expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The Borrower's obligations under this Section 8.04(c) shall survive the repayment of all amounts owing to the Lenders, the LC Issuing Banks, and the Administrative Agent under this Agreement and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. The Borrower also agrees not to assert any claim against any Lender, any LC Issuing Bank, any of such Lender's or such LC Issuing Bank's affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or the use by the Borrower or any beneficiary of any Letter of Credit of such Letter of Credit.

SECTION 8.05. Right of Set-off.

Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

SECTION 8.06. Binding Effect.

(a) This Agreement shall become effective when it shall have been executed by the Borrower, the Lenders and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each LC Issuing Bank and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders; provided, however, the Lenders and each LC Issuing Bank consent to the assignment of one-half (50.0%) of Entergy GSL's rights and obligations hereunder to Entergy Texas (the "Assignment") subject to the conditions precedent that:

(i) The Administrative Agent shall have received the following on or before the date of the Assignment, each dated the date of the Assumption Agreement (except for the confirmation referred to in paragraph (B) below), in form and substance satisfactory to the Administrative Agent and (except for the notes described in paragraph (C)) with one copy for each Lender and each LC Issuing Bank:

(A) The Assumption Agreement, executed and delivered by Entergy Texas, Entergy GSL and the Administrative Agent;

(B) Confirmation from S&P and Moody's that, immediately following the Reorganization and Assumption, (I) the credit rating assigned by one of such rating agencies to the senior unsecured long-term debt of each Post-Reorganization Borrower will be at least BBB- or Baa3, as applicable, and (II) the credit rating assigned by the other rating agency to the senior unsecured long-term debt of each Post-Reorganization Borrower will be no lower than BB+ or Ba1, as applicable.

(C) A promissory note payable by each Post-Reorganization Borrower to the order of each Lender that requests one pursuant to Section 2.17;

(D) Certified copies of the resolutions of the governing body of each Post-Reorganization Borrower approving this Agreement, the Assumption Agreement and all documents evidencing other necessary organizational action with respect to this Agreement and the Assumption Agreement;

(E) A certificate of the Secretary or an Assistant Secretary of each Post-Reorganization Borrower certifying (I) the names and true signatures of the officers of such Post-Reorganization Borrower authorized to sign the Assumption Agreement and the other documents to be delivered by such Post-Reorganization Borrower under the Assumption Agreement and this Agreement; (II) that attached thereto are true and correct copies of the Charter Documents of such Post-Reorganization Borrower in effect on such date; and (III) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (if any) required for the due execution and delivery of the Assumption Agreement and performance of the Assumption Agreement and this Agreement by such Post-Reorganization Borrower;

(F) Favorable opinions of (I) counsel for Entergy Texas and Entergy GSL, (II) special Texas counsel for Entergy Texas and Entergy GSL and (III) special New York counsel for Entergy Texas and Entergy GSL, each acceptable to the Administrative Agent, substantially in the form of Exhibits F-1, F-2 and F-3 hereto, respectively, and each as to such other matters as any Lender through the Administrative Agent may reasonably request; and

(G) All information pertaining to the Post-Reorganization Borrowers required by the Patriot Act and requested by the Administrative Agent or any Lender.

(ii) The representations and warranties of each Post-Reorganization Borrower hereunder and under the Assumption Agreement shall be correct on and as of the date of the Assumption Agreement, before and after giving effect to the Assignment.

(iii) On the date of the Assumption Agreement, no event shall have occurred and be continuing, or would result from the Assignment or the transactions contemplated thereby, that constitutes an Event of Default or would constitute an Event of Default with notice or lapse of time or both.

(iv) On or before the date of the Assumption Agreement, the Administrative Agent shall have received payment of all fees and expenses incurred in connection with the Assignment to the extent then due and payable.

(b) Upon satisfaction of conditions 8.06(a)(i) through 8.06(a)(iv), the Lenders and LC Issuing Banks shall be deemed to have released Entergy GSL from all obligations with respect to the Assigned Debt (as defined in the Assumption Agreement).

(c) The date of delivery to the Administrative Agent, Lenders and the LC Issuing Banks, of copies of the consolidated balance sheets of Entergy Texas and its subsidiaries as of the most recently ended fiscal year of Entergy Texas, and the related consolidated statements of income, retained earnings and cash flows of Entergy Texas and its subsidiaries for such fiscal year, accompanied by an opinion of Deloitte & Touche LLP, each in form and substance satisfactory to the Administrative Agent and with one copy of each for each Lender and each LC Issuing Bank, shall constitute the "Delivery Date".

SECTION 8.07. Assignments and Participations.

(a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) the Borrower (unless an Event of Default shall have occurred and be continuing), each LC Issuing Bank (if the assignment increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding)) and the Administrative Agent shall have consented to such assignment (in each case, with each such consent not to be unreasonably withheld or delayed) by signing the Assignment and Acceptance referred to in clause (iv) below; (ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement; (iii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000 (or shall be the total amount of the assigning Lender's Commitment); (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any promissory notes held by the assigning Lender and a processing and recordation fee of $3,500 (plus an amount equal to out-of-pocket legal expenses of the Administrative Agent, estimated by the Administrative Agent and advised to such parties); and (v) the assignee thereunder, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 8.07. Notwithstanding anything to the contrary contained in this Agreement, any Lender at any time may assign all or any portion of its rights and obligations under this Agreement to any Lender, any Affiliate of a Lender or any Approved Fund of any Lender. No assignment shall be made to (i) the Borrower or any of the Borrower's Affiliates or subsidiaries or to (ii) a natural person.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes held by the assigning Lender, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) Each Lender may at any time sell participations to one or more banks, financial institutions or other entities (other than a natural person or the Borrower or any of the Borrower's Affiliates or subsidiaries) (each, a "Participant") in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the maker of any such Advance for all purposes of this Agreement and (iv) the Borrower, the Administrative Agent, the LC Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the provision in Section 8.01 relating to amendments, waivers or consents requiring unanimous consent of the Lenders that affects such Participant. Subject to the following paragraph, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(d) as though it were a Lender.

(e) If any Lender shall make any demand for payment under Section 2.12 or 2.15, or if any Lender shall be the subject of any notification or assertion of illegality under Section 2.13, then within 30 days after any such demand (if, but only if, such demanded payment has been made by the Borrower) or notification or assertion, the Borrower may, with the approval of the Administrative Agent and the LC Issuing Banks (which approval shall not be unreasonably withheld) and provided that no Event of Default or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, shall then have occurred and be continuing, demand that such Lender assign in accordance with this Section 8.07 to one or more assignees designated by the Borrower and acceptable to the Administrative Agent all (but not less than all) of such Lender's Commitment and the Advances owing to it within the period ending on the later to occur of such 30th day and the last day of the longest of the then current Interest Periods for such Advances; provided, however, that the Borrower shall pay to the Administrative Agent the $3,500 administrative fee payable pursuant to clause (iv) of subsection (a) above if such assignee is not a Lender immediately prior to such assignment. If any such assignee designated by the Borrower and approved by the Administrative Agent shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such assignees acceptable to the Administrative Agent for all or part of such Lender's Commitment or Advances, then such demand by the Borrower shall become ineffective; it being understood for purposes of this subsection (e) that such assignment shall be conclusively deemed to be on terms acceptable to such Lender, and such Lender shall be compelled to consummate such assignment to a financial institution designated by the Borrower and reasonably acceptable to the Administrative Agent and each LC Issuing Bank, if such financial institution (A) shall agree to such assignment by entering into an Assignment and Acceptance with such Lender and (B) shall offer compensation to such Lender in an amount equal to all amounts then owing by the Borrower to such Lender hereunder, whether for principal, interest, fees, costs or expenses (other than the demanded payment referred to above and payable by the Borrower as a condition to the Borrower's right to demand such assignment), or otherwise. In addition, in the event that the Borrower shall be entitled to demand the replacement of any Lender pursuant to this subsection (e), the Borrower may, in the case of any such Lender, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided that no Event of Default or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, shall then have occurred and be continuing, terminate all (but not less than all) such Lender's Commitment and prepay all (but not less than all) such Lender's Advances not so assigned, together with all interest accrued thereon to the date of such prepayment and all fees, costs and expenses and other amounts then owing by the Borrower to such Lender hereunder, at any time from and after such later occurring day in accordance with Sections 2.05 and 2.11 hereof (but without the requirement stated therein for ratable treatment of the other Lenders), if and only if, after giving effect to such termination and prepayment, the sum of the aggregate principal amount of the Advances of all Lenders then outstanding does not exceed the then remaining Commitments of the Lenders. Notwithstanding anything set forth above in this subsection (e) to the contrary, the Borrower shall not be entitled to compel the assignment by any Lender demanding payment under Section 2.12(a) of its Commitment and Advances or terminate and prepay the Commitment and Advances of such Lender if, prior to or promptly following any such demand by the Borrower, such Lender shall have changed or shall change, as the case may be, its Applicable Lending Office for its Eurodollar Rate Advances so as to eliminate the further incurrence of such increased cost. In furtherance of the foregoing, any such Lender demanding payment or giving notice as provided above agrees to use reasonable efforts to so change its Applicable Lending Office if, to do so, would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons.

(f) Anything in this Section 8.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent, the LC Issuing Banks and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.12 or 8.04(b) than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to the Borrower. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the LC Issuing Banks, the Administrative Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the LC Issuing Banks, the Administrative Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender and (ii) disclose on a confidential basis any information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

SECTION 8.08. Governing Law.

THIS AGREEMENT AND ANY NOTE ISSUED PURSUANT TO SECTION 2.17 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.09. Consent to Jurisdiction; Waiver of Jury Trial.

(a) To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) THE BORROWER, EACH LC ISSUING BANK, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER.

SECTION 8.10. Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.11. Electronic Communications.

(a) The Borrower hereby agrees that, to the extent the Borrower is so able, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. To the extent Borrower is unable to deliver any portion of the Communications in an electronic/soft medium form, the Borrower shall promptly deliver hard copies of such Communications to the Administrative Agent.

(b) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the LC Issuing Banks by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the "Platform"). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, "AGENT PARTIES") HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY LC ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender and each LC Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or such LC Issuing Bank for purposes of this Agreement. Each Lender and each LC Issuing Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's or such LC Issuing Bank's e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent, any LC Issuing Bank or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

SECTION 8.12. USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.13. Confidentiality.

Each of the Administrative Agent, each Lender and each LC Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates' respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives on a "need to know" basis (it being understood that the Persons to which such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.13, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (C) any rating agency, or (D) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.13 or (y) becomes available to the Administrative Agent, any Lender, the LC Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any of its subsidiaries relating to the Borrower or any of its subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its subsidiaries, provided that, in the case of information received from the Borrower or any of its subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision in this Agreement, the Administrative Agent hereby confirms that the Borrower and the Borrower's representatives shall not be limited from disclosing the United States of America tax treatment or the United States of America tax structure of the transactions contemplated hereunder.

SECTION 8.14. Texas Revolving Credit Statute.

If, notwithstanding the provisions of Section 8.08, Texas law shall be applied by any governmental authority to this Agreement or the obligations of the Borrower hereunder, the Borrower hereby agrees that Chapter 346 of the Texas Finance Code, as amended, shall not govern or in any manner apply to its obligations hereunder.

SECTION 8.15. Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Advance or Letter of Credit under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender making such Advance or the LC Issuing Bank issuing such Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Advance or Letter of Credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Advance or Letter of Credit but were not payable as a result of the operation of this Section 8.15 shall be cumulated and the interest and charges payable to such Lender or LC Issuing Bank in respect of other Advances or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, together with interest thereon at the Applicable Margin to the date of repayment, shall have been received by such Lender or LC Issuing Bank; provided that if Texas law shall establish the Maximum Rate, the Maximum Rate shall be the applicable ceiling under Chapter 303 of the Texas Finance Code.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTERGY GULF STATES, INC.

By /s/ Frank Williford
Frank Williford
Assistant Treasurer

                                                                                                                        CITIBANK, N.A.,
                                                                                                                               as Administrative Agent
                                                                                                                               and Bank

By /s/ Scott Hancock
Name: Scott Hancock
Title: Vice President

BANKS

ABN AMRO BANK N.V.

By /s/ R. Scott Donaldson
Name: R. Scott Donaldson
Title: Director

By /s/ Todd D. Vaubel
Name: Todd D. Vaubel
Title: Assistant Vice President

BARCLAYS BANK PLC

By /s/ Nicholas Bell
Name: Nicholas Bell
Title: Director

BNP PARIBAS

By /s/ Denis O'Meara
Name: Denis O'Meara
Title: Managing Director

By /s/ Timothy Chin
Name: Timothy Chin
Title: Vice-President

CALYON NEW YORK BRANCH

By /s/ Michael Willis
Name: Michael Willis
Title: Director

By /s/ Page Dillehunt
Name: Page Dillehunt
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By /s/ Thomas Cantello
Name: Thomas Cantello
Title: Director

By /s/ Shaheen Malik
Name: Shaheen Malik
Title: Associate

JPMORGAN CHASE BANK, N.A.

By /s/ Michael J. DeForge
Name: Michael J. DeForge
Title: Executive Director

KEYBANK NATIONAL ASSOCIATION

By /s/ Paul J. Pace
Name: Paul J. Pace
Title: Vice President

MIZUHO CORPORATE BANK, LTD.

By /s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

MORGAN STANLEY BANK

By /s/ Daniel Twenge
Name: Daniel Twenge
Title: Authorized Signatory

THE BANK OF NEW YORK

By /s/ Mark W. Rogers
Name: Mark W. Rogers
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC

By /s/ Andrew N. Taylor
Name: Andrew N. Taylor
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By /s/ Leanne S. Phillips
Name: Leanne S. Phillips
Title: Director

SCHEDULE I

LIST OF APPLICABLE LENDING OFFICES

ENTERGY GULF STATES, INC.

U.S. $200,000,000 Credit Agreement

Name of Bank	Domestic Lending Office	Eurodollar Lending Office

Citibank, N.A.	2 Penns Way Suite 200 New Castle, DE 19720 Attn: Betsy Wier Bank Loan Operations Telephone: 302-894-6025 Fax: 212-994-0961	2 Penns Way Suite 200 New Castle, DE 19720 Attn: Betsy Wier Bank Loan Operations Telephone: 302-894-6025 Fax: 212-994-0961

ABN AMRO Bank N.V.

540 West Madison Street
21st Floor
Chicago, IL 60661
Attn: Loan Administration
Telephone: 312-992-5150
FAX: 312-992-5155
E-Mail: cpu.team.b@abnamro.com

Notices for Letters of Credit issued by ABN AMRO Bank N.V.:

540 West Madison Street
Suite 2600
Chicago, IL 60661
Attn: Trade Services
FAX: 312-780-0828

540 West Madison Street
21st Floor
Chicago, IL 60661
Attn: Loan Administration
Telephone: 312-992-5150
FAX: 312-992-5155
E-Mail: cpu.team.b@abnamro.com

Notices for Letters of Credit issued by ABN AMRO Bank N.V.:

540 West Madison Street
Suite 2600
Chicago, IL 60661
Attn: Trade Services
FAX: 312-780-0828

Barclays Bank PLC	200 Park Avenue 4th Floor New York, NY 10166 Attn: Robert Coleman Telephone: 973-576-3919 Fax: 973-576-3014	200 Park Avenue 4th Floor New York, NY 10166 Attn: Robert Coleman Telephone: 973-576-3919 Fax: 973-576-3014

BNP Paribas	787 Seventh Avenue New York, N.Y. 10019 Telephone: 212-841-2000 Fax: 212-841-2555	787 Seventh Avenue New York, N.Y. 10019 Telephone: 212-841-2000 Fax: 212-841-2555

Calyon New York Branch	1301 Avenue of the Americas New York, NY 10019 Attn: Gener David Telephone: 212-261-7741 Fax: 917-849-5440	1301 Avenue of the Americas New York, NY 10019 Attn: Gener David Telephone: 212-261-7741 Fax: 917-849-5440

Credit Suisse, Cayman Islands Branch

One Madison Avenue
New York, NY 10010
Attn: Loan Closers/Hazel Leslie
Telephone: 212-325-9041/212-325-9049
Fax: 212-538-9120/212-538-3477
Email: loan.closers@credit-suisse.com/hazel.leslie@ credit-suisse.com

One Madison Avenue
New York, NY 10010
Attn: Loan Closers/Hazel Leslie
Telephone: 212-325-9041/212-325-9049
Fax: 212-538-9120/212-538-3477
Email: loan.closers@credit-suisse.com/hazel.leslie@ credit-suisse.com

JPMorgan Chase Bank, N.A.	1111 Fannin-10th Floor Houston, TX 77002 Attn: Dilip Saha Telephone: 713-374-6096 Fax: 713-750-2934 Email: dilip.k.saha@chase.com	1111 Fannin-10th Floor Houston, TX 77002 Attn: Dilip Saha Telephone: 713-374-6096 Fax: 713-750-2934 Email: dilip.k.saha@chase.com

KeyBank National Association

127 Public Square
Mailcode: OH-01-27-0623
Cleveland, Ohio 44114-1306

Operations Contact:
Attn: Yvette Dyson-Owens
127 Public Square
Mailcode: OH-01-27-0623
Cleveland, Ohio 44114-1306
Telephone: 216-689-4538
Fax: 216-370-6119

127 Public Square
Mailcode: OH-01-27-0623
Cleveland, Ohio 44114-1306

Operations Contact:
Attn: Yvette Dyson-Owens
127 Public Square
Mailcode: OH-01-27-0623
Cleveland, Ohio 44114-1306
Telephone: 216-689-4538
Fax: 216-370-6119

Mizuho Corporate Bank, Ltd.	1800 Plaza Ten Harborside Financial Ctr. Jersey City, NJ 07311 Attn.: Richard Komst Telephone: 201-626-9203 Fax: 201-626-9941 Email: Richard.komst@mizuhocbus.com	1800 Plaza Ten Harborside Financial Ctr. Jersey City, NJ 07311 Attn.: Richard Komst Telephone: 201-626-9203 Fax: 201-626-9941 Email: Richard.komst@mizuhocbus.com

Morgan Stanley Bank	One Pierrepont Plaza, 7th Floor 300 Cadman Plaza West Brooklyn, NY 11201 Attn: Erma Dell'Aquila/Edward Henley Telephone: 718-754-7286/718-754-7285 Fax: 718-754-7249/718-754-7250	One Pierrepont Plaza, 7th Floor 300 Cadman Plaza West Brooklyn, NY 11201 Attn: Erma Dell'Aquila/Edward Henley Telephone: 718-754-7286/718-754-7285 Fax: 718-754-7249/718-754-7250

The Bank of New York	One Wall Street, 19th Floor New York, NY 10286 Attn: Frank Su Telephone: 212-635-7532 Fax: 212-635-7552 Email: fsu@bankofny.com	One Wall Street, 19th Floor New York, NY 10286 Attn: Frank Su Telephone: 212-635-7532 Fax: 212-635-7552 Email: fsu@bankofny.com

The Royal Bank of Scotland plc	101 Park Avenue, 12th Floor New York, NY 10178 Operations Contact: Attn: Maggie Hou Telephone: 212-401-3565 Fax: 212-401-1494 Email: Maggie.hou@rbs.com	101 Park Avenue, 12th Floor New York, NY 10178 Operations Contact: Attn: Maggie Hou Telephone: 212-401-3565 Fax: 212-401-1494 Email: Maggie.hou@rbs.com

Wachovia Bank, National Association	201 S. College St. NC1183 Charlotte, NC 28288 Attn: Todd Tucker Telephone: 704-383-0905 Fax: 704-715-0097 Email: todd.tucker@wachovia.com	201 S. College St. NC1183 Charlotte, NC 28288 Attn: Todd Tucker Telephone: 704-383-0905 Fax: 704-715-0097 Email: todd.tucker@wachovia.com

SCHEDULE II

COMMITMENT SCHEDULE

Name of Lender	Commitment Amount
ABN AMRO Bank N.V.	$30,000,000
JPMorgan Chase Bank, N.A.	$30,000,000
Citibank, N.A.	$20,000,000
BNP Paribas	$20,000,000
The Royal Bank of Scotland plc	$20,000,000
Barclays Bank PLC	$10,000,000
Calyon New York Branch	$10,000,000
Credit Suisse, Cayman Islands Branch	$10,000,000
KeyBank National Association	$10,000,000
Mizuho Corporate Bank, Ltd.	$10,000,000
Morgan Stanley Bank	$10,000,000
The Bank of New York	$10,000,000
Wachovia Bank, National Association	$10,000,000

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

Citibank, N.A., as Administrative Agent
        for the Lenders and the LC Issuing Banks party
        to the Credit Agreement
        referred to below
Two Penns Way, Suite 200
New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, ___________ (the "Borrower"), refers to the Credit Agreement, dated as of August ______, 2007 (as amended, modified, or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, the LC Issuing Banks and Citibank, N.A., as Administrative Agent for said Lenders and said LC Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

  The Business Day of the Proposed Borrowing is , 20   .

  The Type of Advances to be made in connection with the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

  The aggregate amount of the Proposed Borrowing is $ .

  Wire instructions:

Bank: [*]

ABA #: [*]

Acct. #: [*]

Acct. Name: [*]

  The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ___ month[s].1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

  the representations and warranties contained in Section 4.01 of the Credit Agreement (excluding those contained in subsections (e) and (f) thereof with respect to each Extension of Credit requested after the initial Extension of Credit) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

  no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

    Very truly yours,

    [BORROWER],
    as Borrower

    By
    Name:
    Title:

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION

Citibank, N.A., as Administrative Agent
        for the Lenders and the LC Issuing Banks party
        to the Credit Agreement
        referred to below
Two Penns Way, Suite 200
New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, _________ (the "Borrower"), refers to the Credit Agreement, dated as of August ______, 2007 (as amended, modified, or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, the LC Issuing Banks and Citibank, N.A., as Administrative Agent for said Lenders and said LC Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.10 of the Credit Agreement, that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the "Proposed Conversion") as required by Section 2.10 of the Credit Agreement:

  The Business Day of the Proposed Conversion is __________, _____.

  The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Rate Advances].

  The aggregate amount of the Proposed Conversion is $__________.

  The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Rate Advances].

  The Interest Period for each Advance made as part of the Proposed Conversion is ___ month(s).2

The undersigned hereby represents and warrants that the following statements are true on the date hereof, and will be true on the date of the Proposed Conversion:

  The Borrower's request for the Proposed Conversion is made in compliance with Section 2.10 of the Credit Agreement; and

  The statements contained in Section 3.02 of the Credit Agreement are true.

Very truly yours,

[BORROWER],
as Borrower

By
Name:
Title:

EXHIBIT A-3

FORM OF REQUEST FOR ISSUANCE

[Date]

Citibank, N.A., as Administrative Agent for
        the Lenders and the LC Issuing Banks
        party to the Credit Agreement referred to
        below
Two Penns Way, Suite 200
New Castle, Delaware 19720

Ladies and Gentlemen:

The undersigned, ___________ (the "Borrower"), refers to the Credit Agreement, dated as of August _______, 2007 (as amended, modified, or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, the Lenders and the LC Issuing Banks party thereto and the Administrative Agent, and hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that the Borrower hereby requests the issuance of a Letter of Credit (the "Requested Letter of Credit") in accordance with the following terms:

(i) the requested date of [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is _____________;

(ii) the expiration date of the Requested Letter of Credit requested hereby is ___________;3

(iii) the proposed stated amount of the Requested Letter of Credit is _______________;4

(iv) The beneficiary of the Requested Letter of Credit is: [insert name and address of beneficiary]; and

(v) the conditions under which a drawing may be made under the Requested Letter of Credit are as follows: ___________________.

Attached hereto as Exhibit A is a consent to this requested [amendment] [modification] executed by the beneficiary of the Letter of Credit.5

Upon the issuance of the Letter of Credit by an LC Issuing Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to an issuance of a Letter of Credit that are specified in Article III of the Credit Agreement have been satisfied.

                                                                                                                                [BORROWER],
                                                                                                                                as Borrower

                                                                                                                                By
                                                                                                                                Name:
                                                                                                                                Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]6 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]7 Assignee identified in item 2 below ([the][each, an] "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]8 hereunder are several and not joint.]9 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest"). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

  Assignor[s]:                 ________________________________

                                             _______________________________

  Assignee[s]:                 ________________________________

                                             ________________________________

           [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

  Borrower(s): Entergy Louisiana, LLC

  Administrative Agent:  Citibank, N.A., as the administrative agent under the Credit Agreement

Credit Agreement: U.S. $200,000,000 Credit Agreement dated as of August ____, 2007, among the Borrower, certain Lenders parties thereto, the LC Issuing Banks and the Administrative Agent for said Lenders and said LC Issuing Banks.
  Assigned Interest[s]:
Assignor[s][10]	Assignee[s][11]	Aggregate Amount of Commitment/Loans for all Lenders[12]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/Loans[13]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7. Trade Date: ______________]14

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]15
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]16
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and] Accepted:17

CITIBANK, N.A., as
Administrative Agent

By_________________________________
Title:

[Consented to:]18

[NAME OF RELEVANT PARTY]

By________________________________
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under such section), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.19

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

___________________________

1 Delete for Base Rate Advances.
2 Delete for Base Rate Advances
3 Date may not be later than the fifth Business Day prior to the Termination Date.
4 Must be minimum of $100,000.
5 Include this paragraph only if request is for modification or amendment of the Letter of Credit.
6 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed
   language.    If the assignment is from multiple Assignors, choose the second bracketed language.
7 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the Assignment is to a single Assignee, choose the first bracketed
   language.   If the assignment is to multiple Assignees, choose the second bracketed language.
8 Select as appropriate.
9 Include bracketed language if there are either multiple Assignors or multiple Assignees.
10 List each Assignor, as appropriate.
11 List each Assignee, as appropriate.
12 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
13 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
14 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
15 Add additional signature blocks as needed.
16 Add additional signature blocks as needed.
17 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
18 To be added only if the consent of the Borrower and/or other parties (e.g. LC Issuing Bank) is required by the terms of the Credit Agreement.
19 The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
     "From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The
      Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves."

EXHIBIT C

FORM OF OPINION OF
COUNSEL FOR THE BORROWER

August ___, 2007

To each of the Lenders parties to the
        Credit Agreement referred to below,
        to Citibank, N.A., as Administrative Agent,
        and to the LC Issuing Banks

Entergy Gulf States, Inc.

Ladies and Gentlemen:

I have acted as counsel to Entergy Gulf States, Inc., a Texas corporation (the "Borrower"), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of August ______, 2007 (the "Credit Agreement"), by and among the Borrower, the Banks and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent. This opinion is furnished to you at the request of the Borrower pursuant to Section 3.01(a)(v) of the Credit Agreement. Unless otherwise defined herein or unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.

In such capacity, I have examined:

  Counterparts of the Credit Agreement, executed by the Borrower;

  A certificate of the Secretary of State of the State of Louisiana, dated ____________, 2007, attesting that the Borrower is a foreign corporation duly qualified to conduct business in that State; and

  The other documents furnished by the Borrower to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement.

I have also examined such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below.

In my examination, I have assumed the genuineness of all signatures (other than of officers of the Borrower), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies. In making my examination of documents and instruments executed or to be executed by persons other than the Borrower, I have assumed that each such other person had the requisite power and authority to enter into and perform fully its obligations thereunder, the due authorization by each such other person for the execution, delivery and performance thereof and the due execution and delivery thereof by or on behalf of such person of each such document and instrument. In the case of any such person that is not a natural person, I have also assumed, insofar as it is relevant to the opinions set forth below, that each such other person is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was created, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified could reasonably be expected to have a material effect upon its ability to execute, deliver and/or perform its obligations under any such document or instrument. I have further assumed that each document, instrument, agreement, record and certificate reviewed by me for purposes of rendering the opinions expressed below has not been amended by any oral agreement, conduct or course of dealing between the parties thereto.

As to questions of fact material to the opinions expressed herein, I have relied upon certificates and representations of officers of the Borrower (including but not limited to those contained in the Credit Agreement and certificates delivered upon the execution and delivery of the Credit Agreement) and of appropriate public officials, without independent verification of such matters except as otherwise described herein.

Whenever my opinions herein with respect to the existence or absence of facts are stated to be to my knowledge or awareness, it is intended to signify that no information has come to my attention or the attention of other counsel working under my direction in connection with the preparation of this opinion letter that would give me or them actual knowledge of the existence or absence of such facts. However, except to the extent expressly set forth herein, neither I nor they have undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to my or their knowledge of the existence or absence of such facts should be assumed.

On the basis of the foregoing, having regard for such legal consideration as I deem relevant, and subject to the other limitations and qualifications contained in this letter, I am of the opinion that:

  The Borrower is duly qualified to do business as a foreign corporation in the State of Louisiana.

  The execution, delivery and performance by the Borrower of the Credit Agreement do not contravene (i) any law or (ii) any contractual or legal restriction binding on or affecting the Borrower.

  No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Credit Agreement, including obtaining any Extensions of Credit under the Credit Agreement, except for the FERC Authorization, which has been duly obtained, and is final and in full force and effect.

  Except as disclosed in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Borrower's Quarterly Report on Form 10-Q for the period ended March 31, 2007, and the Borrower's Current Reports on Form 8-K filed with the SEC on June 29, 2007 and July 13, 2007, there is no pending, or to the best of my knowledge, threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator that reasonably could be expected to affect materially and adversely the condition (financial or otherwise), operations, business, properties or prospects of the Borrower or its ability to perform its obligations under the Credit Agreement, or that purports to affect the legality, validity, binding effect or enforceability of the Credit Agreement. To my knowledge, there has been no change in any matter disclosed in such filings that reasonably could be expected to result in such a material adverse effect.

  The Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

My opinion set forth in paragraph (c) above as to the obtaining of necessary governmental and regulatory approvals is based solely upon a review of those laws that, in my experience, are normally applicable to the Borrower in connection with transactions of the type contemplated by the Credit Agreement.

Notwithstanding the qualifications set forth above, I have no actual knowledge of any matter within the scope of said qualifications that would cause me to change the opinions set forth in this letter.

I am licensed to practice law only in the State of Louisiana, and this opinion is limited to matters involving the laws of the State of Louisiana and the federal laws of the United States of America.

My opinions are expressed as of the date hereof, and I do not assume any obligation to update or supplement my opinions to reflect any fact or circumstance that hereafter comes to my attention, or any change in law that hereafter occurs.

This opinion letter is being provided exclusively to and for the benefit of the addressees hereof. It is not to be furnished to or relied upon by any other party for any other purpose, without prior express written authorization from me, except that (A) King & Spalding LLP hereby is authorized to rely on this letter in the rendering of their opinion to the Administrative Agent, the Lenders and the LC Issuing Banks dated as of the date hereof and (B) any addressee of this letter may deliver a copy hereof to any person that becomes a Lender or an LC Issuing Bank under the Credit Agreement after the date hereof, and such person may rely on this opinion as if it had been addressed and delivered to it on the date hereof as an original Lender or LC Issuing Bank that was a party to the Credit Agreement.

Very truly yours,

/s/ Mark G. Otts__________________________
Mark G. Otts
Senior Counsel

EXHIBIT D-1

FORM OF OPINION OF SPECIAL TEXAS COUNSEL
FOR THE BORROWER

August ___, 2007

To each of the Lenders parties to the
        Credit Agreement referred to below,
        to Citibank, N.A., as Administrative Agent,
        and to the LC Issuing Banks

Entergy Gulf States, Inc.

Ladies and Gentlemen:

We have acted as special Texas counsel to Entergy Gulf States, Inc., a Texas corporation (the "Borrower"), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of August ______, 2007 (the "Credit Agreement"), by and among the Borrower, the Banks and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent. This opinion is furnished to you at the request of the Borrower pursuant to Section 3.01(a)(vi) of the Credit Agreement. Unless otherwise defined herein or unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.

In such capacity, we have examined and are familiar with:

  Faxed or emailed copies of the Credit Agreement, executed by the Borrower;

  The Restated Articles of Incorporation of the Borrower (the "Charter");

  The By-laws of the Borrower, as amended (the "By-laws");

  A certificate of the Secretary of State of the State of Texas, dated ____________, 2007, attesting to the continued corporate existence of the Borrower in that State;

  A certificate of the Comptroller of the State of Texas, dated __________, 2007, attesting to the good standing of the Borrower in that State; and

  Faxed or emailed copies of the other documents furnished by the Borrower to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement.

We have also examined such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In making our examination of documents and instruments executed or to be executed by persons other than the Borrower, we have assumed that each such other person had the requisite power and authority to enter into and perform fully its obligations thereunder, the due authorization by each such other person for the execution, delivery and performance thereof and the due execution and delivery thereof by or on behalf of such person of each such document and instrument. In the case of any such person that is not a natural person, we have also assumed, insofar as it is relevant to the opinions set forth below, that each such other person is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was created, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified could reasonably be expected to have a material effect upon its ability to execute, deliver and/or perform its obligations under any such document or instrument. We have further assumed that each document, instrument, agreement, record and certificate reviewed by me for purposes of rendering the opinions expressed below has not been amended by any oral agreement, conduct or course of dealing between the parties thereto, although we have no knowledge of any facts or circumstances that could give rise to such an amendment.

As to questions of fact material to the opinions expressed herein, we have relied upon certificates and representations of officers of the Borrower (including but not limited to those contained in the Credit Agreement and certificates delivered upon the execution and delivery of the Credit Agreement) and of appropriate public officials, without independent verification of such matters except as otherwise described herein.

Whenever our opinions herein with respect to the existence or absence of facts are stated to be to our knowledge or awareness, it is intended to signify that no information has come to our attention in connection with the preparation of this opinion letter that would give us actual knowledge that would contradict such opinions. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts (except to the extent necessary in order to give the opinions hereinafter expressed) should be assumed.

On the basis of the foregoing, having regard for such legal consideration as we deem relevant, and subject to the other limitations and qualifications contained in this letter, we are of the opinion that:

  The Borrower (i) is duly organized and validly existing as a corporation in good standing under the laws of the State of Texas, and (ii) has due corporate power and authority to execute, deliver and perform the Credit Agreement.

  The execution, delivery and performance by the Borrower of the Credit Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Charter or the By-laws, (ii) any provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance on or security interest in any of the assets of the Borrower located in Texas pursuant to the provisions of the Borrower's Indenture of Mortgage, (iii) any provision of any Texas law, rule or regulation applicable to the Borrower or, to the best of our knowledge (having made due inquiry with respect thereto), any provision of any Texas order, writ, judgment or decree of any governmental authority applicable to the Borrower in the State of Texas; provided, however, we express no opinion as to whether or not any consents of or filings with any governmental authorities may be required under the provisions of the securities or blue sky laws of the State of Texas, or (iv) any legal restriction in the State of Texas binding on or affecting the Borrower. The Credit Agreement has been duly executed and delivered on behalf of the Borrower.

  No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body in the State of Texas is legally required for the due execution, delivery and performance by the Borrower of the Credit Agreement, including obtaining any Extensions of Credit under the Credit Agreement; provided, however, we express no opinion as to whether or not any consents of or filings with any governmental authorities may be required under the provisions of the securities or blue sky laws of the State of Texas.

Our opinions above are subject to the following qualifications:

(i) Our opinion in paragraph (a) is given exclusively in reliance upon a certification of the Secretary of State and of the Comptroller of Texas, upon which we believe we are justified in relying. We understand that copies of such certifications have been provided to you.

(ii) Our opinion set forth in paragraph (c) above as to the obtaining of necessary governmental and regulatory approvals in the State of Texas is subject to the qualification that such opinion is based solely upon a review of those laws in the State of Texas that, in my experience, are normally applicable to the Borrower in connection with transactions of the type contemplated by the Credit Agreement.

Notwithstanding the qualifications set forth above, we have no actual knowledge of any matter within the scope of said qualifications that would cause us to change the opinions set forth in this letter.

We are members of the Bar of the State of Texas and, except as otherwise provided herein, our role as counsel to the Borrower is limited to matters involving the laws of the State of Texas. Except to the extent otherwise expressly set forth herein, we render no opinion on the laws of any other jurisdiction or any subdivision thereof, and have made no independent investigation into any such laws except as specifically provided herein.

Our opinions are expressed as of the date hereof, and we do not assume any obligation to update or supplement my opinions to reflect any fact or circumstance that hereafter comes to our attention, or any change in law that hereafter occurs.

This opinion letter is being provided exclusively to and for the benefit of the addressees hereof. It is not to be furnished to or relied upon by any other party for any other purpose, without prior express written authorization from us, except that (A) Thelen Reid Brown Raysman & Steiner LLP, special New York counsel to the Borrower, may rely hereon in connection with their opinion to you of even date herewith on behalf of the Borrower as to matters of New York law; (B) Mark G. Otts, counsel to the Borrower, may rely hereon in connection with his opinion to you of even date herewith on behalf of the Borrower as to matters of Louisiana law; (C) King & Spalding LLP hereby is authorized to rely on this letter in the rendering of their opinion to the Administrative Agent, the Lenders and the LC Issuing Banks dated as of the date hereof; and (D) any addressee of this letter may deliver a copy hereof to any person that becomes a Lender or an LC Issuing Bank under the Credit Agreement after the date hereof, and such person may rely on this opinion as if it had been addressed and delivered to it on the date hereof as an original Bank or LC Issuing Bank that was a party to the Credit Agreement.

Very truly yours,

Orgain, Bell & Tucker, L.L.P

EXHIBIT D-2

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL
FOR THE BORROWER

August ____, 2007

To each of the Lenders parties to the
        Credit Agreement referred to below,
        to Citibank, N.A., as Administrative Agent,
        and to the LC Issuing Banks

                    Re: Entergy Gulf States, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to Entergy Gulf States, Inc., a Texas corporation (the "Borrower"), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of August 2, 2007 (the "Credit Agreement"), by and among the Borrower, the Banks and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent. This opinion is furnished to you at the request of the Borrower pursuant to Section 3.01(a)(vi) of the Credit Agreement. Unless otherwise defined herein or unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.

In this connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) counterparts of the Credit Agreement executed by the Borrower; (ii) the other documents furnished by the Borrower to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement; and (iii) such other documents and corporate records as we have deemed necessary or appropriate for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as certified or photostatic copies. With respect to the Borrower and each of the other parties to the Credit Agreement, we have assumed (i) that those parties are duly organized and existing and have the power and capacity to execute, deliver and perform all obligations under such documents, and (ii) the due authorization, execution and delivery of such documents by those parties. Regarding documents executed by parties other than the Borrower, we have assumed the validity and binding effect of such documents upon those parties.

As used herein, the phrase "to our knowledge" with respect to the existence or absence of facts is intended to signify that, while we have made no specific inquiry or other independent examination to determine the existence or absence of such facts, the attorneys in this firm who were actively involved in negotiating the Credit Agreement have obtained no actual knowledge to the contrary regarding the Credit Agreement and the transactions contemplated thereby.

As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Borrower, and, as to the matters addressed therein, upon certificates or communications from public officials.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, it is our opinion that:

(1) the execution, delivery and performance by the Borrower of the Credit Agreement do not contravene any provision of any New York or federal law, rule or regulation applicable to the Borrower or, to our knowledge, any provision of any New York or federal order, writ, judgment or decree applicable to the Borrower;

(2) no authorization, approval or other action by, and no notice to or filing with, any New York or federal governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Credit Agreement, including obtaining any Extensions of Credit under the Credit Agreement, except for the FERC Authorization, which has been duly obtained, and is final and in full force and effect; and

(3) the Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Our opinion is subject to the following qualifications:

(a) The enforceability of the Borrower's obligations under the Credit Agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights generally.

(b) The enforceability of the Borrower's obligations under the Credit Agreement is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.

(c) We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

(d) We express no opinion herein as to (i) Section 8.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws, or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

This opinion is limited to the laws of the State of New York and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion as to the effect of any laws other than the federal law of the United States of America or the law the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought that limits the rate of interest legally chargeable or collectible.

This opinion is rendered solely for your benefit and, except as stated in the following sentences of this paragraph, may not be relied upon by any other party, nor may copies be delivered to any other Person, without our prior written consent. The Lenders, the LC Issuing Banks and the Administrative Agent are hereby authorized to deliver a copy of this opinion to any Person that becomes a Lender or LC Issuing Bank under the Credit Agreement after the date hereof, and any such Person may rely upon this opinion as if it had been addressed and delivered to it on the date hereof as an original Bank or LC Issuing Bank that was a party to the Credit Agreement.

This opinion is limited to laws currently in effect on the date hereof and to the facts as they currently exist. We assume no obligation to revise, supplement or otherwise update this opinion.

Very truly yours,

THELEN REID BROWN RAYSMAN & STEINER LLP

EXHIBIT E

FORM OF OPINION OF SPECIAL NEW YORK
COUNSEL TO THE ADMINISTRATIVE AGENT

_______, 2007

To each of the Lenders party to the
        Credit Agreement referred to below,
        to the LC Issuing Banks named therein and
        Citibank, N.A., as Administrative Agent

Entergy Gulf States, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to Citibank, N.A., as Administrative Agent, in connection with the preparation, execution and delivery of the Credit Agreement, dated as of August ______, 2007 (the "Credit Agreement"), among Entergy Gulf States, Inc., the Lenders and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

In this connection, we have examined the following documents:

  a counterpart of the Credit Agreement, executed by the parties thereto; and

  the other documents furnished to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement, including (without limitation) the opinions (the "Opinions") of Mark G. Otts, counsel to the Borrower, Orgain, Bell & Tucker, L.L.P., special Texas counsel to the Borrower and Thelen Reid Brown Raysman & Steiner LLP, special New York counsel to the Borrower.

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have also assumed that you have independently evaluated, and are satisfied with, the creditworthiness of the Borrower and the business terms reflected in the Credit Agreement. We have relied, as to factual matters, on the documents we have examined. We note that we do not represent the Borrower and, accordingly, are not privy to the nature or character of its business. Accordingly, we have assumed that the Borrower is subject only to statutes, rules, regulations, judgments, orders and other requirements of law general applicability to corporations doing business in the State of New York.

To the extent that our opinion expressed below involves conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the Opinions and have assumed without independent investigation the correctness of the matters set forth therein, our opinion expressed below being subject to the assumptions, qualifications and limitations set forth in the Opinions.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Our opinion is subject to the following qualifications:

  The enforceability of the Borrower's obligations under the Credit Agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights generally.

  The enforceability of the Borrower's obligations under the Credit Agreement is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.

  We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

  We express no opinion herein as to (A) Section 8.05 of the Credit Agreement, (B) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (C) the availability of specific performance or other equitable remedies, (D) the enforceability of rights to indemnity under federal or state securities laws or (E) the enforceability of waivers by parties of their respective rights and remedies under law.

  Our opinion expressed above is limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.

The foregoing opinion is solely for your benefit and may not be relied upon by any other person or entity, other than any Person that may become a Lender or LC Issuing Bank under the Credit Agreement after the date hereof.

Very truly yours,

MEO: adr

EXHIBIT F-1

FORM OF OPINION OF
COUNSEL FOR ENTERGY TEXAS, INC. AND ENTERGY GULF STATES LOUISIANA, L.L.C.

(ASSUMPTION AGREEMENT)

To each of the Lenders parties to the
        Credit Agreement referred to below,
        to Citibank, N.A., as Administrative Agent,
        and to the LC Issuing Banks

Entergy Texas, Inc. and Entergy Gulf States Louisiana, L.L.C.

Ladies and Gentlemen:

I have acted as counsel to Entergy Texas Inc., a Texas corporation ( "ETI") and Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company ("EGSL, L.L.C.", and together with ETI, the "Entergy Companies"), in connection with the preparation, execution and delivery of the Assumption Agreement, dated as of _________ (the "Assumption Agreement"), by and among the Entergy Companies and Citibank, N.A., as Administrative Agent for the Banks and LC Issuing Banks parties to the Credit Agreement (as hereinafter defined), modifying and amending the Credit Agreement, dated as of August 2, 2007 (the "Credit Agreement"), by and among EGSL, L.L.C. (as successor-in-interest to Entergy Gulf States, Inc. ("EGSI")), the Banks and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent. This opinion is furnished to you at the request of the Borrower pursuant to Section 8.06(a)(i)(F) of the Credit Agreement. Unless otherwise defined herein or unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.

In such capacity, I have examined:

(i) counterparts of the Credit Agreement, executed by EGSI;

(ii) counterparts of the Assumption Agreement, executed by the Entergy Companies;

(iii) the Articles of Organization of EGSL, L.L.C. (the "EGSL, L.L.C. Articles");

(iv) the Operating Agreement of EGSL, L.L.C. (the "EGSL, L.L.C. Operating Agreement");

(v) a certificate of the Secretary of State of the State of Louisiana, dated ____________, 200_, attesting to the continued limited liability company existence and good standing of EGSL, L.L.C. in that State; and

(vi) the other documents furnished by the Entergy Companies to the Administrative Agent pursuant to Section 8.06(a)(i) of the Credit Agreement.

I have also examined such other corporate records of the Entergy Companies, certificates of public officials and of officers of the Entergy Companies, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below.

In my examination, I have assumed the genuineness of all signatures (other than of officers of the Entergy Companies), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies. In making my examination of documents and instruments executed or to be executed by persons other than the officers of EGSL, L.L.C., I have assumed that each such other person had the requisite power and authority to enter into and perform fully its obligations thereunder, the due authorization by each such other person for the execution, delivery and performance thereof and the due execution and delivery thereof by or on behalf of such person of each such document and instrument. In the case of any such person that is not a natural person, I have also assumed, insofar as it is relevant to the opinions set forth below, that each such other person is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was created, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified could reasonably be expected to have a material effect upon its ability to execute, deliver and/or perform its obligations under any such document or instrument. I have further assumed that each document, instrument, agreement, record and certificate reviewed by me for purposes of rendering the opinions expressed below has not been amended by any oral agreement, conduct or course of dealing between the parties thereto.

As to questions of fact material to the opinions expressed herein, I have relied upon certificates and representations of officers of the Entergy Companies (including but not limited to those contained in the Credit Agreement and the Assumption Agreement and certificates delivered upon the execution and delivery of such agreements) and of appropriate public officials, without independent verification of such matters except as otherwise described herein.

Whenever my opinions herein with respect to the existence or absence of facts are stated to be to my knowledge or awareness, it is intended to signify that no information has come to my attention or the attention of other counsel working under my direction in connection with the preparation of this opinion letter that would give me or them actual knowledge of the existence or absence of such facts. However, except to the extent expressly set forth herein, neither I nor they have undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to my or their knowledge of the existence or absence of such facts should be assumed.

On the basis of the foregoing, having regard for such legal consideration as I deem relevant, and subject to the other limitations and qualifications contained in this letter, I am of the opinion that:

(a) EGSL, L.L.C. is limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana.

(b) The execution and delivery by EGSL, L.L.C. of the Assumption Agreement and the performance by EGSL, L.L.C. of its obligations under the Assumption Agreement and the Credit Agreement, as modified by the Assumption Agreement (the "Amended Credit Agreement") are within EGSL, L.L.C.'s limited liability company powers, have been duly authorized by all necessary limited liability company action and do not contravene (i) the EGSL, L.L.C Articles or the EGSL, L.L.C. Operating Agreement, (ii) any law, or (iii) any contractual or legal restriction binding on or affecting EGSL, L.L.C. The Assumption Agreement has been duly executed and delivered on behalf of EGSL, L.L.C.

(c) The execution and delivery by ETI of the Assumption Agreement and the performance by ETI of its obligations under the Assumption Agreement and the Amended Credit Agreement do not contravene (i) any law or (ii) any contractual or legal restriction binding on or affecting ETI.

(d) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by either Entergy Company of the Assumption Agreement or the performance by such Entergy Company of its obligations under the Assumption Agreement or the Amended Credit Agreement, except for the authorization by the Federal Energy Regulatory Commission, which has been duly obtained, and is final and in full force and effect.

(e) Except as disclosed in EGSI's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, EGSI's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, EGSI's Current Reports on Form 8-K filed with the SEC on June 29, 2007 and July 13, 2007, and as listed on Schedule A hereto, there is no pending, or to the best of my knowledge, threatened action or proceeding affecting EGSL, L.L.C. or any of its subsidiaries before any court, governmental agency or arbitrator that reasonably could be expected to affect materially and adversely the condition (financial or otherwise), operations, business, properties or prospects of EGSL, L.L.C. or its ability to perform its obligations under the Assumption Agreement or the Amended Credit Agreement or that purports to affect the legality, validity, binding effect or enforceability of the Assumption Agreement or the Amended Credit Agreement. To my knowledge, there has been no change in any matter disclosed in such filings that reasonably could be expected to result in such a material adverse effect.

(f) Except as disclosed in EGSI's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, EGSI's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, EGSI's Current Reports on Form 8-K filed with the SEC on June 29, 2007 and July 13, 2007, and as listed on Schedule B hereto, there is no pending, or to the best of my knowledge, threatened action or proceeding affecting ETI or any of its subsidiaries before any court, governmental agency or arbitrator that reasonably could be expected to affect materially and adversely the condition (financial or otherwise), operations, business, properties or prospects of ETI or its ability to perform its obligations under the Assumption Agreement or the Amended Credit Agreement, or that purports to affect the legality, validity, binding effect or enforceability of the Assumption Agreement or the Amended Credit Agreement. To my knowledge, there has been no change in any matter disclosed in such filings that reasonably could be expected to result in such a material adverse effect.

(g) Neither of the Entergy Companies is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

My opinion set forth in paragraph (d) above as to the obtaining of necessary governmental and regulatory approvals is subject to the qualification that such opinion is based solely upon a review of those laws that, in my experience, are normally applicable to the Entergy Companies in connection with transactions of the type contemplated by the Assumption Agreement and the Amended Credit Agreement. Notwithstanding the qualifications set forth above, I have no actual knowledge of any matter within the scope of said qualifications that would cause me to change the opinions set forth in this letter.

I am licensed to practice law only in the State of Louisiana and this opinion is limited to matters involving the laws of the State of Louisiana and the federal laws of the United States of America.

My opinions are expressed as of the date hereof, and I do not assume any obligation to update or supplement my opinions to reflect any fact or circumstance that hereafter comes to my attention, or any change in law that hereafter occurs.

This opinion letter is being provided exclusively to and for the benefit of the addressees hereof. It is not to be furnished to or relied upon by any other party for any other purpose, without prior express written authorization from me, except that (A) King & Spalding LLP hereby is authorized to rely on this letter in the rendering of their opinion to the Administrative Agent, the Lenders and the LC Issuing Banks dated as of the date hereof, and (B) any addressee of this letter may deliver a copy hereof to any person that becomes a Lender or an LC Issuing Bank under the Amended Credit Agreement after the date hereof, and such person may rely on this opinion as if it had been addressed and delivered to it on the date hereof as an original Lender or LC Issuing Bank that was a party to the Amended Credit Agreement.

                                                                                                                                            Very truly yours,

                                                                                                                                            /s/ Mark G. Otts__________________________
                                                                                                                                            Mark G. Otts
                                                                                                                                            Senior Counsel

EXHIBIT F-2

FORM OF OPINION OF SPECIAL TEXAS COUNSEL FOR
ENTERGY TEXAS, INC. AND ENTERGY GULF STATES LOUISIANA, L.L.C.

(ASSUMPTION AGREEMENT)

To each of the Lenders parties to the
        Credit Agreement referred to below,
        to Citibank, N.A., as Administrative Agent,
        and to the LC Issuing Banks

Entergy Texas, Inc. and Entergy Gulf States Louisiana, L.L.C.

Ladies and Gentlemen:

We have acted as special Texas counsel to Entergy Texas Inc., a Texas corporation ("ETI") and Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company ("EGSL, L.L.C.", and together with ETI, the "Entergy Companies"), in connection with the preparation, execution and delivery of the Assumption Agreement, dated as of _________ (the "Assumption Agreement"), by and among the Entergy Companies and Citibank, N.A., as Administrative Agent for the Banks and LC Issuing Banks parties to the Credit Agreement (as hereinafter defined), modifying and amending the Credit Agreement, dated as of August 2, 2007 (the "Credit Agreement"), by and among EGSL, L.L.C. (as successor-in-interest to Entergy Gulf States, Inc. ("EGSI")), the Banks and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent. This opinion is furnished to you at the request of the Borrower pursuant to Section 8.06(a)(i)(F) of the Credit Agreement. Unless otherwise defined herein or unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.

In such capacity, we have examined and are familiar with:

  faxed or emailed copies of the Credit Agreement, executed by EGSI;

  faxed or emailed copies of the Assumption Agreement, executed by the Entergy Companies;

  the Certificate of Formation of ETI (the "ETI Charter");

  the Bylaws of ETI (the "ETI Bylaws");

  a certificate of the Secretary of State of the State of Texas, dated ____________, 200_, attesting that EGSL, L.L.C. is a foreign limited liability company duly qualified to conduct business in that State;

  [evidence of due organization of ETI in Texas]; and

  faxed or emailed copies of the other documents furnished by the Entergy Companies to the Administrative Agent pursuant to Section 8.06(a)(i) of the Credit Agreement.

We have also examined such other corporate records of the Entergy Companies and EGSI, certificates of public officials and of officers of the Entergy Companies and EGSI, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In making our examination of documents and instruments executed or to be executed by persons other than officers of EGSI and ETI, we have assumed that each such other person had the requisite power and authority to enter into and perform fully its obligations thereunder, the due authorization by each such other person for the execution, delivery and performance thereof and the due execution and delivery thereof by or on behalf of such person of each such document and instrument. In the case of any such person that is not a natural person, we have also assumed, insofar as it is relevant to the opinions set forth below, that each such other person is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was created, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified could reasonably be expected to have a material effect upon its ability to execute, deliver and/or perform its obligations under any such document or instrument. We have further assumed that each document, instrument, agreement, record and certificate reviewed by me for purposes of rendering the opinions expressed below has not been amended by any oral agreement, conduct or course of dealing between the parties thereto, although we have no knowledge of any facts or circumstances that could give rise to such an amendment.

As to questions of fact material to the opinions expressed herein, we have relied upon certificates and representations of officers of the Entergy Companies and EGSI (including but not limited to those contained in the Credit Agreement, the Assumption Agreement and certificates delivered upon the execution and delivery of such agreements) and of appropriate public officials, without independent verification of such matters except as otherwise described herein.

Whenever our opinions herein with respect to the existence or absence of facts are stated to be to our knowledge or awareness, it is intended to signify that no information has come to our attention in connection with the preparation of this opinion letter that would give us actual knowledge that would contradict such opinions. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts (except to the extent necessary in order to give the opinions hereinafter expressed) should be assumed.

On the basis of the foregoing, having regard for such legal consideration as we deem relevant, and subject to the other limitations and qualifications contained in this letter, we are of the opinion that:

  ETI (i) is [duly organized and] validly existing as a corporation under the laws of the State of Texas, and (ii) has due corporate power and authority to execute and deliver the Assumption Agreement and to perform its obligations under the Assumption Agreement and the Credit Agreement, as modified by the Assumption Agreement (the "Amended Credit Agreement").

  EGSL, L.L.C. is duly qualified to do business as a foreign limited liability company in the State of Texas.

  The execution and delivery by ETI of the Assumption Agreement and the performance by ETI of its obligations under the Assumption Agreement and the Amended Credit Agreement are within ETI's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the ETI Charter or the ETI By-laws, (ii) any provision of any Texas law, rule or regulation applicable to ETI or, to the best of our knowledge (having made due inquiry with respect thereto), any provision of any order, writ, judgment or decree of any Texas governmental authority applicable to ETI in the State of Texas; provided, however, we express no opinion as to whether or not any consents of or filings with any governmental authorities may be required under the provisions of the securities or blue sky laws of the State of Texas, or (iii) any legal restriction in the State of Texas binding on or affecting ETI. The Assumption Agreement has been duly executed and delivered on behalf of ETI.

  The execution and delivery by EGSL, L.L.C. of the Assumption Agreement and the performance by EGSL, L.L.C. of its obligations under the Assumption Agreement and the Amended Credit Agreement do not contravene (i) any provision of any Texas law, rule or regulation applicable to EGSL, L.L.C. or, to the best of our knowledge (having made due inquiry with respect thereto), any provision of any order, writ, judgment or decree of any Texas governmental authority applicable to ETI in the State of Texas; provided, however, we express no opinion as to whether or not any consents of or filings with any governmental authorities may be required under the provisions of the securities or blue sky laws of the State of Texas or (ii) any legal restriction in the State of Texas binding on or affecting EGSL, L.L.C.

  No authorization, approval or other action by, and no notice to or filing with, any Texas governmental authority or regulatory body is required for the due execution and delivery by any Entergy Company of the Assumption Agreement or the performance by such Entergy Company of its obligations under the Assumption Agreement and the Amended Credit Agreement, including obtaining any Extensions of Credit under the Amended Credit Agreement.

The opinions above are subject to the following qualifications:

(i) The [opinions in paragraph (a) are given exclusively in reliance upon certifications of the Secretary of State and of the Comptroller of Texas, and the] opinion in paragraph (b) is given exclusively in reliance upon a certification of the Secretary of State of Texas, upon which certification[s, in each instance], we believe we are justified in relying. We understand that copies of such certification[s] have been delivered to you.

(ii) The opinion set forth in paragraph (e) above as to the obtaining of necessary governmental and regulatory approvals is based solely upon a review of those laws in the State of Texas that, in my experience, are normally applicable to the Entergy Companies, as applicable, in connection with transactions of the type contemplated by the Credit Agreement and the Assumption Agreement.

Notwithstanding the qualifications set forth above, we have no actual knowledge of any matter within the scope of said qualifications that would cause us to change the opinions set forth in this letter.

We are members of the Bar of the State of Texas and, except as otherwise provided herein, our role as counsel to the Entergy Companies is limited to matters involving the laws of the State of Texas. Except to the extent otherwise expressly set forth herein, we render no opinion on the laws of any other jurisdiction or any subdivision thereof, and have made no independent investigation into any such laws except as specifically provided herein.

Our opinions are expressed as of the date hereof, and we do not assume any obligation to update or supplement my opinions to reflect any fact or circumstance that hereafter comes to our attention, or any change in law that hereafter occurs.

This opinion letter is being provided exclusively to and for the benefit of the addressees hereof. It is not to be furnished to or relied upon by any other party for any other purpose, without prior express written authorization from us, except that (A) Thelen Reid Brown Raysman & Steiner LLP, special New York counsel to the Entergy Companies, may rely hereon in connection with their opinion to you of even date herewith on behalf of the Entergy Companies as to matters of New York law; (B) Mark G. Otts, counsel to the Entergy Companies, may rely hereon in connection with his opinion to you of even date herewith on behalf of the Entergy Companies as to matters of Louisiana law; (C) King & Spalding LLP hereby is authorized to rely on this letter in the rendering of their opinion to the Administrative Agent, Lenders and the LC Issuing Banks dated as of the date hereof; and (D) any addressee of this letter may deliver a copy hereof to any person that becomes a Lender or an LC Issuing Bank under the Amended Credit Agreement after the date hereof, and such person may rely on this opinion as if it had been addressed and delivered to it on the date hereof as an original Lender or LC Issuing Bank that was a party to the Amended Credit Agreement.

Very truly yours,

_____________

EXHIBIT F-3

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL FOR
ENTERGY TEXAS, INC. AND ENTERGY GULF STATES LOUISIANA, L.L.C.

________, 2007

To each of the Lenders parties to the
        Credit Agreement referred to below,
        to Citibank, N.A., as Administrative Agent,
        and to the LC Issuing Banks

                    Re: Entergy Texas, Inc. and Entergy Gulf States Louisiana, L.L.C.

Ladies and Gentlemen:

We have acted as special New York counsel to Entergy Texas Inc., a Texas corporation ("ETI") and Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company ("EGSL, L.L.C.", and together with ETI, the "Entergy Companies"), in connection with the preparation, execution and delivery of the Assumption Agreement, dated as of _________ (the "Assumption Agreement"), by and among the Entergy Companies and Citibank, N.A., as Administrative Agent for the Banks and LC Issuing Banks parties to the Credit Agreement (as hereinafter defined), modifying and amending the Credit Agreement, dated as of August 2, 2007 (the "Credit Agreement"), by and among EGSL, L.L.C. (as successor-in-interest to Entergy Gulf States, Inc. ("EGSI")), the Banks and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent. This opinion is furnished to you at the request of the Entergy Companies pursuant to Section 8.06(a)(i)(F) of the Credit Agreement. Unless otherwise defined herein or unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.

In this connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) counterparts of the Assumption Agreement executed by the Entergy Companies and the Credit Agreement executed by EGSI; (ii) the other documents furnished by the Entergy Companies to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement; and (iii) such other documents and corporate records as we have deemed necessary or appropriate for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as certified or photostatic copies. With respect to the Entergy Companies and each of the other parties to the Assumption Agreement and Credit Agreement (as hereinafter defined), we have assumed (i) that those parties are duly organized and have the power and capacity to execute, deliver and perform all obligations under such documents, and (ii) the due authorization, execution and delivery of such documents by those parties. Regarding documents executed by parties other than the Entergy Companies, we have assumed the validity and binding effect of such documents upon those parties.

As used herein, the phrase "to our knowledge" with respect to the existence or absence of facts is intended to signify that, while we have made no specific inquiry or other independent examination to determine the existence or absence of such facts, the attorneys in this firm who were actively involved in negotiating the Credit Agreement have obtained no actual knowledge to the contrary regarding the Credit Agreement and the transactions contemplated thereby.

As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Entergy Companies, and, as to the matters addressed therein, upon certificates or communications from public officials.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, it is our opinion that:

(1) the execution and delivery by each Entergy Company of the Assumption Agreement and the performance by each such Entergy Company of its obligations under the Assumption Agreement and the Credit Agreement, as modified by such Assumption Agreement (the "Amended Credit Agreement"), do not contravene any provision of any New York or federal law, rule or regulation applicable to such Entergy Company or, to our knowledge, any provision of any New York or federal order, writ, judgment or decree applicable to such Entergy Company;

(2) no authorization, approval or other action by, and no notice to or filing with, any New York or federal governmental authority or regulatory body is required for the due execution, delivery and performance by any Entergy Company of the Assumption Agreement or the Amended Credit Agreement, including obtaining any Extensions of Credit under the Amended Credit Agreement, except for the authorization by the Federal Energy Regulatory Commission, which has been duly obtained, and is final and in full force and effect; and

(3) the Assumption Agreement and the Amended Credit Agreement constitute the legal, valid and binding obligations of each Entergy Company, enforceable against each Entergy Company in accordance with their terms.

Our opinion is subject to the following qualifications:

(a) The enforceability of each Entergy Company's obligations under the Assumption Agreement and the Amended Credit Agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights generally.

(b) The enforceability of each Entergy Company's obligations under the Assumption Agreement and the Amended Credit Agreement is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.

(c) We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

(d) We express no opinion herein as to (i) Section 8.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws, or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

This opinion is limited to the laws of the State of New York and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion as to the effect of any laws other than the federal law of the United States of America or the law the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought that limits the rate of interest legally chargeable or collectible.

This opinion is rendered solely for your benefit and, except as stated in the following sentences of this paragraph, may not be relied upon by any other party, nor may copies be delivered to any other Person, without our prior written consent. The Lenders, the LC Issuing Banks and the Administrative Agent are hereby authorized to deliver a copy of this opinion to any Person that becomes a Lender or LC Issuing Bank under the Credit Agreement after the date hereof, and any such Person may rely upon this opinion as if it had been addressed and delivered to it on the date hereof as an original Bank or LC Issuing Bank that was a party to the Credit Agreement.

This opinion is limited to laws currently in effect on the date hereof and to the facts as they currently exist. We assume no obligation to revise, supplement or otherwise update this opinion.

Very truly yours,

THELEN REID BROWN RAYSMAN & STEINER LLP

EXHIBIT G

FORM OF ASSUMPTION AGREEMENT

This Assumption Agreement ("Agreement") is made as of this ___ day of ____, 20_, by and among Entergy Texas, Inc., a Texas corporation (the "New Borrower"), Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (the "Continuing Borrower"), and Citibank, N.A., as administrative agent (the "Administrative Agent") for the Lenders and the LC Issuing Banks under the Credit Agreement (as such term is hereinafter defined). Terms defined in the Credit Agreement are used herein with the same meaning.

RECITALS

WHEREAS, Entergy Gulf States Louisiana, Inc. (formerly known as Entergy Gulf States, Inc.) ("EGSI"), has completed a jurisdictional separation resulting in two vertically integrated utilities, one of which is the Continuing Borrower, resulting from the merger of EGSI into the Continuing Borrower, which is subject to the retail jurisdiction of the Louisiana Public Service Commission, and the other of which is the New Borrower, which is subject to the retail jurisdiction of the Public Utility Commission of Texas;

WHEREAS, the Continuing Borrower has assumed, pursuant to the merger of EGSI with and into the Continuing Borrower, all of the rights and obligations of EGSI, including, but not limited to those under the Credit Agreement (as defined below);

WHEREAS, the Continuing Borrower, as the successor-in-interest to EGSI, is currently the Borrower under the Credit Agreement, dated as of August _____, 2007 (the "Credit Agreement"), among EGSI, the Administrative Agent, the Lenders and the LC Issuing Banks;

WHEREAS, subject to the terms and conditions of the Credit Agreement, including the execution and delivery of this Agreement by the New Borrower and the Continuing Borrower, the Administrative Agent and Lenders have consented to the assignment by the Continuing Borrower to the New Borrower of one-half of the rights and obligations of the Continuing Borrower under the Credit Agreement and the Notes and the assumption by the New Borrower of one-half of the rights and obligations of the Continuing Borrower under the Credit Agreement and the Notes; and

NOW, THEREFORE, with the foregoing recitals incorporated herein by this reference, and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Assignment and Assumption.

(a) The Continuing Borrower hereby assigns, and the New Borrower hereby assumes, one-half (50.0%) of (i) all of the Continuing Borrower's rights under the Credit Agreement and (ii) all of the Continuing Borrower's obligations with respect to Advances, Letters of Credit and reimbursement obligations under Letters of Credit, in each case, outstanding on the date hereof, and all other payment obligations under the Credit Agreement relating to such obligations, whether for fees, costs and expenses, indemnification or otherwise (collectively, the "Assigned Debt").

(b) Without limiting the foregoing, the New Borrower hereby also covenants to the Administrative Agent, in its individual capacity and as the agent of each Lender and LC Issuing Bank, that the New Borrower will faithfully pay as and when due under the Credit Agreement (as amended hereby) and the Notes all amounts payable with respect to the Assigned Debt and will perform and be bound by all other burdens, covenants and obligations under the Credit Agreement (as amended hereby) and the Notes applicable to the New Borrower as the "Borrower" under, and as defined in, the Credit Agreement (as amended hereby), including, without limitation, the obligation to timely pay all amounts due and payable by the New Borrower under the Credit Agreement (as amended hereby) and the Notes.

(c) Subject to the conditions contained in Section 8.06(a)(i) through Section 8.06(a)(iv) of the Credit Agreement relating to the Assignment (as such term is defined in Section 8.06(a) of the Credit Agreement), including without limitation, the execution and delivery of this Agreement by the parties hereto, the Lenders and LC Issuing Bank hereby release the Continuing Borrower from its obligations with respect to the Assigned Debt.

SECTION 2. Amendments to Credit Agreement.

(a) (i) Except as otherwise provided herein, from and after the date hereof, all references in the Credit Agreement to the "Borrower" shall be deemed to mean and include references to (A) the Continuing Borrower, with respect to the rights, burdens, covenants and obligations of the Continuing Borrower under the Credit Agreement (as amended hereby), and to (B) the New Borrower, with respect to its rights, burdens, covenants and obligations under the Credit Agreement (as amended hereby), and (ii) the New Borrower will be bound by the provisions of the Credit Agreement (as amended hereby) and the Notes.

(b) The Credit Agreement, as applied to the Continuing Borrower only, is hereby amended as follows:

(i) Section 4.01(b) is amended and restated in its entirety as follows:

"The execution and delivery by the Borrower of the Assumption Agreement and the performance by the Borrower of this Agreement and the Assumption Agreement are within the Borrower's organizational powers, have been duly authorized by all necessary organizational action and do not contravene (i) the Borrower's Charter Documents, (ii) any law applicable to the Borrower or its properties, or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties."

(ii) Section 4.01(c) is amended and restated in its entirety as follows:

"No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Borrower of this Agreement and the Assumption Agreement and performance by the Borrower of this Agreement and the Assumption Agreement, including obtaining any Extensions of Credit under this Agreement, except for the authorization by the Federal Energy Regulatory Commission, which has been duly obtained and is final and in full force and effect."

(iii) Section 4.01(d) is amended and restated in its entirety as follows:

"This Agreement is, and the Assumption Agreement, when executed and delivered in accordance with the terms hereof and thereof, will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject, however, to any applicable bankruptcy, reorganization, rearrangement, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)."

(iv) Section 4.01(e) is amended and restated in its entirety as follows:

"The consolidated financial statements of Entergy Gulf States, Inc. and its subsidiaries as of December 31, 2006 and for the year ended on such date, as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended on such date, as filed with the SEC, accompanied by an opinion of Deloitte & Touche LLP, and the consolidated financial statements of Entergy Gulf States, Inc. and its subsidiaries as of March 31, 2007 and for the quarterly period ended on such date set forth in Entergy Gulf States, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended on such date, as filed with the SEC, copies of each of which have been furnished to each Bank, fairly present (subject, in the case of such statements dated March 31, 2007, to year-end adjustments) the consolidated financial condition of Entergy Gulf States, Inc. and its subsidiaries as at such dates and the consolidated results of the operations of Entergy Gulf States, Inc. and its subsidiaries for the periods ended on such dates, in accordance with generally accepted accounting principles consistently applied. Except as disclosed in Entergy Gulf States, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Entergy Gulf States, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and in Entergy Gulf States, Inc.'s Current Reports on Form 8-K filed with the SEC on June 29, 2007 and July 13, 2007, since December 31, 2006, there has been no material adverse change in the financial condition or operations of the Borrower."

(v) Section 4.01(f) is amended and restated in its entirety as follows:

"Except as disclosed in Entergy Gulf States, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Entergy Gulf States, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 and in Entergy Gulf States, Inc.'s Current Reports on Form 8-K filed with the SEC on June 29, 2007 and July 13, 2007, there is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator that, if determined adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), operations, business, properties or prospects of the Borrower or on its ability to perform its obligations under this Agreement or the Assumption Agreement, or that purports to affect the legality, validity, binding effect or enforceability of this Agreement or the Assumption Agreement. There has been no change in any matter disclosed in such filings that could reasonably be expected to result in such a material adverse effect."

(vi) Section 5.02(b) is hereby amended by deleting the period at the end of such subsection and adding the following language to the end of such subsection:

"; provided, further, "Debt" and "Capitalization" shall be reduced by the principal amount of the Assumed Debt."

(c) The Credit Agreement, as applied to the New Borrower only, is hereby amended as follows:

(i) Section 4.01(b) is amended and restated in its entirety as follows:

"The execution and delivery by the Borrower of the Assumption Agreement and the performance by the Borrower of this Agreement and the Assumption Agreement are within the Borrower's organizational powers, have been duly authorized by all necessary organizational action and do not contravene (i) the Borrower's Charter Documents, (ii) any law applicable to the Borrower or its properties, or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties."

(ii) Section 4.01(c) is amended and restated in its entirety as follows:

"No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Borrower of this Agreement and the Assumption Agreement and performance by the Borrower of this Agreement and the Assumption Agreement, including obtaining any Extensions of Credit under this Agreement, except for the authorization by the Federal Energy Regulatory Commission, which has been duly obtained and is final and in full force and effect."

(iii) Section 4.01(d) is amended and restated in its entirety as follows:

"This Agreement is, and the Assumption Agreement, when executed and delivered in accordance with the terms hereof and thereof, will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject, however, to any applicable bankruptcy, reorganization, rearrangement, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)."

(iv) Section 4.01(e) is amended and restated in its entirety as follows:

"The consolidated financial statements of the Borrower and its subsidiaries as of December 31, 2007 and for the year ended on such date, as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended on such date, as filed with the SEC, accompanied by an opinion of Deloitte & Touche LLP, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of the Borrower and its subsidiaries as at such date and the consolidated results of the operations of the Borrower and its subsidiaries for the period ended on such date, in accordance with generally accepted accounting principles consistently applied. Since December 31, 2007, there has been no material adverse change in the financial condition or operations of the Borrower."

(v) Section 4.01(f) is amended and restated in its entirety as follows:

"Except as (i) disclosed in Entergy Gulf States, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Entergy Gulf States, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, and Entergy Gulf States, Inc.'s Current Reports on Form 8-K filed with the SEC on June 29, 2007 and July 13, 2007 and (ii) set forth on Schedule A to the Assumption Agreement, there is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator that, if determined adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), operations, business, properties or prospects of the Borrower or on its ability to perform its obligations under the Assumption Agreement or this Agreement, or that purports to affect the legality, validity, binding effect or enforceability of the Assumption Agreement or this Agreement. There has been no change in any matter disclosed in such filings that could reasonably be expected to result in such a material adverse effect."

(vi) Section 8.02 is hereby amended by restating the first sentence of such Section as follows:

"All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at _________, Email: ______, Attention: __________; if to any Bank or LC Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender and if to the Administrative Agent, at its address at Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Syndications, David Foster (Telephone: 302-894-6124, Telecopier: 212-994-0961, Email: david.g.foster@citi.com; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties."

SECTION 3. Additional Representations and Agreements.

(a) Certain Representations and Agreements of the Continuing Borrower.

(i) The Continuing Borrower hereby represents to the Administrative Agent and each Lender and LC Issuing Bank, that (A) all provisions of the Credit Agreement (as amended hereby) are in full force and effect and (B) the representations and warranties of the Continuing Borrower contained in Sections 4.01(a) through (d) of the Credit Agreement (as amended hereby) are correct on and as of the date hereof.

(ii) The Continuing Borrower hereby releases the Administrative Agent and each Lender and LC Issuing Bank, and each of their predecessors and successors in interest, together with any officers, directors, partners, employees, servicers and agents of each of the foregoing, from 50.0% of all claims and liabilities relating to the transaction evidenced by the Credit Agreement or in connection with the transactions contemplated hereby through and including the date hereof.

(iii) The Continuing Borrower understands and intends that the Administrative Agent and each Lender and LC Issuing Bank may rely on the representations, warranties and covenants of the Continuing Borrower contained herein, and each Lender and LC Issuing Bank shall be a third party beneficiary of this Agreement.

(b) Certain Representations and Agreements of the New Borrower.

(i) The New Borrower further represents and warrants to the Administrative Agent that the New Borrower has been provided copies of the Credit Agreement and the Notes and further agrees that the Administrative Agent has no obligation or duty to provide any information to the New Borrower regarding the terms and conditions of the Credit Agreement or the Notes. New Borrower further understands and acknowledges that the Administrative Agent has not waived any right of the Administrative Agent or of any Lender or LC Issuing Bank or obligation under the Credit Agreement or any Note and, except as set forth herein, the Administrative Agent has not agreed to any modification of any provision of the Credit Agreement or any Note or to any extension of the Termination Date.

(ii) The New Borrower hereby represents and warrants to the Administrative Agent and each Lender and LC Issuing Bank that the representations and warranties of the New Borrower under Sections 4.01(a) through (d) of the Credit Agreement (as amended hereby) are correct on and as of the date hereof.

(iii) The New Borrower understands and intends that the Administrative Agent and each Lender and LC Issuing Bank may rely on the representations, warranties and covenants of the New Borrower contained herein, and each Lender and LC Issuing Bank shall be a third party beneficiary of this Agreement.

(iv) The New Borrower hereby agrees to undertake promptly all actions necessary to be duly organized as a corporation duly qualified to do business in each of the States of Texas and Louisiana.

(c) Breach of Representations and Warranties. Any breach by the Continuing Borrower or the New Borrower of any of the representations and warranties set forth in Section 3 of this Agreement shall constitute a default under Section 6.01(b) of the Credit Agreement (as hereby amended).

(d) Incorporation of Recitals. Each of the Recitals set forth above in this Agreement is incorporated herein and made a part hereof.

(e) No Waiver. Except as otherwise expressly provided herein, nothing contained herein shall be deemed a waiver of any of the Administrative Agent's or Lenders' rights or remedies by the Administrative Agent, any Lender or any LC Issuing Bank under the Credit Agreement or any Note.

(f) Relationship with Credit Agreement.. To the extent that this Agreement is inconsistent with the Credit Agreement, this Agreement will control, and the Credit Agreement will be deemed to be amended hereby. Except as amended hereby, the Credit Agreement shall remain unchanged and in full force and effect.

(g) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement.

(h) Estoppel Statement of Continuing Borrower. The Continuing Borrower hereby represents and warrants to the Administrative Agent, each Lender and each LC Issuing Bank that it has no offsets, counterclaims or defenses against the Administrative Agent, any Lender or any LC Issuing Bank.

SECTION 4. Successors and Assigns and Assumptions Hereunder.

(a) Subject to all prohibitions against transfer contained in the Credit Agreement, this Agreement is binding upon and shall inure to the benefit of the successors and assigns of the parties.

(b) The Continuing Borrower has assumed, pursuant to the merger of EGSI into the Continuing Borrower, all of the rights and obligations of EGSI, including, but not limited to, those under the Credit Agreement and this Agreement.

SECTION 5. Costs and Expenses.

(a) Each of the Continuing Borrower and the New Borrower agrees to pay on demand one-half (50.0%) of all costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. Any invoices to the Continuing Borrower and the New Borrower with respect to the aforementioned expenses shall describe such costs and expenses in reasonable detail. The Continuing Borrower and the New Borrower further agree jointly and severally to pay on demand all costs and expenses, if any (including, without limitation, counsel fees and expenses of outside counsel and of internal counsel), incurred by the Administrative Agent, the Lenders and the LC Issuing Banks in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of, and the protection of the rights of the Lenders under, this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 5(a).

(b) The Continuing Borrower and the New Borrower hereby agree jointly and severally to indemnify and hold each Lender, each LC Issuing Bank, the Administrative Agent and their respective Affiliates and their respective officers, directors, employees and professional advisors (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or which may be claimed against any of them by any Person or entity by reason of or in connection with the execution, delivery or performance of this Agreement or any transaction contemplated hereby, except that no Indemnified Person shall be entitled to any indemnification hereunder to the extent that such claims, damages, losses, liabilities, costs or expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The obligations of the Continuing Borrower and the New Borrower under this Section 5(b) shall survive the repayment of all amounts owing to the Lenders, the LC Issuing Banks, and the Administrative Agent under the Credit Agreement (as amended hereby) and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 5(b) are unenforceable for any reason, the Continuing Borrower and the New Borrower jointly and severally agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. The Continuing Borrower and the New Borrower also agree not to assert any claim against any Lender, any LC Issuing Bank, any of such Lender's or such LC Issuing Bank's affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated herein.

(c) To the extent that either the Continuing Borrower or the New Borrower pays more than one-half (50.0%) of the amounts payable pursuant to this Section 5, the New Borrower or the Continuing Borrower, respectively, shall immediately reimburse the Continuing Borrower or the New Borrower, as the case may be, for any such amounts in excess of one-half (50.0%) of the amounts payable pursuant to this Section 5.

SECTION 6. Modification, Waiver in Writing. No modification, amendment or waiver of any provision of this Agreement, nor consent to any departure by the New Borrower or the Continuing Borrower herefrom, shall be effective unless effected in accordance with Section 8.01 of the Credit Agreement.

SECTION 7. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

SECTION 9. Entire Agreement. This Agreement, together with the Credit Agreement and the Notes, constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

SECTION 10. #9; Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of New York.

[Signatures commence on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement to be duly executed and delivered as of the day and year first above written.

        CITIBANK, N.A.,
         as Administrative Agent

By____________________________
Name:
Title:

          ENTERGY TEXAS, INC.,
          as New Borrower

By____________________________
Name:
Title:

          ENTERGY GULF STATES LOUISIANA, L.L.C.,
          as Continuing Borrower

By____________________________
Name:
Title:

SCHEDULE A

ENTERGY TEXAS, INC. LITIGATION